Exhibit 10.21

LEASE OF OFFICE SPACE
LANDLORD:
BOP 1801 CALIFORNIA STREET LLC,
a Delaware limited liability company, and
BOP 1801 CALIFORNIA STREET II LLC,
a Delaware limited liability company
TENANT:
IBOTTA, INC.
a Delaware corporation
PREMISES
IN
1801 CALIFORNIA STREET
DENVER, COLORADO

ARTICLE 1.00 DEFINITIONS		1
1.01	Definitions	1
ARTICLE 2.00 GRANT OF LEASE		3
2.01	Grant	3
2.02	Quiet Enjoyment	3
2.03	Covenants of Landlord and Tenant	3
ARTICLE 3.00 TERM AND POSSESSION		3
3.01	Term	3
3.02	Early Occupancy	4
3.03	Delayed Possession	4
3.04	Acceptance of Premises	5
ARTICLE 4.00 RENT AND OCCUPANCY COSTS		5
4.01	Annual Rent	5
4.02	Occupancy Costs	6
4.03	Other Charges	6
4.04	Payment of Rent - General	7
4.05	Annual Rent - Partial Month	7
4.06	Payment - Occupancy Costs	7
ARTICLE 5.00 USE OF PREMISES		9
5.01	Use	9
5.02	Compliance with Laws	9
5.03	Abandonment	9
5.04	Nuisance	9
5.05	Sale of Goods from Premises	9
ARTICLE 6.00 SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD		9
6.01	Operation of Building	9
6.02	Services to Premises	10
6.03	Building Service	11
6.04	Maintenance, Repair and Replacement	11
6.05	Additional Services and Utilities	12
6.06	Alterations by Landlord	13
6.07	Access by Landlord	14
6.08	Energy, Conservation and Security	14
ARTICLE 7.00 MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANT		15
7.01	Condition of Premises	15
7.02	Failure to Maintain Premises	15
i

7.03	Alterations by Tenant	15
7.04	Trade Fixtures and Personal Property	16
7.05	Mechanic’s Liens	16
7.06	Signs	17
ARTICLE 8.00 TAXES		17
8.01	Tenant’s Pro Rata Share	17
8.02	Tenant’s Other Taxes	18
8.03	Right to Contest	18
ARTICLE 9.00 INSURANCE		18
9.01	Landlord’s Insurance	18
9.02	Tenant’s Insurance	19
ARTICLE 10.00 INJURY TO PERSON OR PROPERTY		19
10.01	Indemnity by Tenant	19
10.02	Indemnity by Landlord	20
10.03	Subrogation	21
ARTICLE 11.00 ASSIGNMENT AND SUBLETTING		21
11.01	Assignment	21
11.02	Subleasing	21
11.03	First Offer to Landlord	21
11.04	Limitation	22
11.05	Tenant’s Obligations Continue	22
11.06	Subsequent Assignments	23
11.07	Permitted Transfers	23
11.08	Building Directory Changes	23
ARTICLE 12.00 SURRENDER		23
12.01	Possession	23
12.02	Trade Fixtures, Personal Property and Improvements	24
12.03	Merger	24
12.04	Payments After Termination or Notice	24
ARTICLE 13.00 HOLDING OVER		25
13.01	Month-to-Month Tenancy	25
13.02	Tenancy at Sufferance	25
13.03	General	25
ARTICLE 14.00 RULES AND REGULATIONS		25
14.01	Purpose	25
14.02	Observance	25
14.03	Modification	26

14.04	Non-Compliance	26
ARTICLE 15.00 EMINENT DOMAIN		26
15.01	Taking of Premises	26
15.02	Partial Taking of Building	26
15.03	Surrender	27
15.04	Partial Taking of Premises	27
15.05	Awards	27
ARTICLE 16.00 DAMAGE BY FIRE OR OTHER CASUALTY		28
16.01	Limited Damage to Premises	28
16.02	Major Damage to Premises	28
16.03	Abatement	28
16.04	Major Damage to Building	29
16.05	Limitation on Landlord’s Liability	29
16.06	Completion of Restoration	29
ARTICLE 17.00 TRANSFERS BY LANDLORD		29
17.01	Sale, Conveyance and Assignment	29
17.02	Effect of Sale, Conveyance, or Assignment	30
17.03	Subordination	30
17.04	Attornment	30
17.05	Non-disturbance	31
17.06	Effect of Attornment	31
17.07	Execution of Instruments	32
ARTICLE 18.00 NOTICES, ACKNOWLEDGEMENTS, AND AUTHORITIES FOR ACTION		32
18.01	Notices	32
18.02	Acknowledgements	32
18.03	Authorities for Action	33
ARTICLE 19.00 TENANT’S DEFAULT AND LANDLORD’S REMEDIES		33
19.01	Interest and Costs	33
19.02	Events of Default	33
19.03	Landlord’s Remedies	35
19.04	Effect on Subleases	38
ARTICLE 20.00 BANKRUPTCY		39
20.01	Bankruptcy	39
ARTICLE 21.00 TELECOMMUNICATIONS		41
21.01	Limitation of Responsibility	41
21.02	Necessary Service Interruptions	42

21.03	Removal of Equipment, Wiring, and Other Facilities	42
21.04	New Provider Installations	43
21.05	Provider License Expiration	44
21.06	Limit of Default or Breach	44
21.07	Installation and Use of Wireless Technologies	44
21.08	Limitation	45
21.09	Limitation of Liability For Equipment Interference	45
ARTICLE 22.00 IMPROVEMENT ALLOWANCE		45
22.01	Improvement Allowance	45
22.02	Landlord’s Work	47
ARTICLE 23.00 TENANT’S OPTION TO EXTEND TERM		47
23.01	Grant	47
23.02	Terms	47
23.03	Documentation	48
23.04	Non-Severability	48
ARTICLE 24.00 MARKET RENT		48
24.01	Definition	48
24.02	Determination on Market Rent	49
24.03	Disagreement on Market Rent	49
ARTICLE 25.00 RIGHT OF FIRST REFUSAL		50
25.01	Notice of Availability	50
25.02	Right of First Refusal	51
25.03	Terms	51
25.04	Documentation	52
25.05	Non-Severability	52
ARTICLE 26.00 RIGHT OF FIRST OFFER		52
26.01	Notice of Availability	52
26.02	Right of First Offer	53
26.03	Terms	54
26.04	Documentation	55
26.05	Non Severability	55
ARTICLE 27.00 TERMINATION OPTION		55
27.01	Grant	55
27.02	Survival	56
27.03	Documentation	56
27.04	Non-Severability	56
ARTICLE 28.00 MISCELLANEOUS		56

28.01	Relationship of Parties	56
28.02	Consent Not Unreasonably Withheld	56
28.03	Name of Building and Project	57
28.04	Applicable Law and Construction	57
28.05	Entire Agreement	57
28.06	Offer Irrevocable	57
28.07	Amendment or Modification	57
28.08	Construed Covenants and Severability	58
28.09	No Implied Surrender or Waiver	58
28.10	Successors Bound	58
28.11	Relocation - Substitute Premises	58
28.12	Lease Approval	58
28.13	Nondiscrimination	59
28.14	Letter of Credit	59
28.15	Personal Liability	60
28.16	Brokerage Commission	60
28.17	Unavoidable Delay	61
28.18	Hazardous Materials	61
28.19	Authorization	62
28.20	No Air Rights	63
28.21	Recording; Confidentiality	63
28.22	Alternate Electricity Provider	63
28.23	Non-Severability	63
28.24	Prohibited Persons and Transactions	63
28.25	Taxable REIT Subsidiary	64
28.26	Parking	64
28.27	Rooftop Space	64
28.28	Back-up Generator	65
28.29	Counterparts; Electronic Signatures	66

Exhibit A	Depiction of the Premises
Exhibit B	Definitions; Occupancy Costs; Additional Charges; Miscellaneous
Exhibit C	Rules and Regulations
Exhibit D	Construction Procedures
Exhibit E	Subordination Non-Disturbance and Attornment Agreement
v

LEASE OF OFFICE SPACE

BETWEEN:	BOP 1801 CALIFORNIA STREET LLC,
a Delaware limited liability company, and
BOP 1801 CALIFORNIA STREET II LLC,
a Delaware limited liability company,
1801 California Street, Suite 280
	Denver, Colorado 80202	(collectively, “Landlord”)

AND:	IBOTT A, INC.
a Delaware corporation 1801 California Street, Suite 3850
	Denver, Colorado 80202	(“Tenant”)

PREMISES IN:	1801 CALIFORNIA STREET
Denver, Colorado 80202

DATE:	October 27, 2015	(to be dated upon Landlord’s execution)
LANDLORD AND TENANT, in consideration of the covenants herein contained, hereby agree as follows:
ARTICLE 1.00DEFINITIONS
1.01.Definitions. In this Lease:
(a)“Annual Rent” means the amount payable by Tenant to Landlord in respect of each year of the Term under Section 4.01.
(b)“Article” means an article of this Lease.
(c)“Building” means the building as defined in Exhibit B.
(d)“Building Standard” means the quantity and quality of materials, equipment, finishing, workmanship and other elements from time to time reasonably specified by Landlord for the Building.
(e)“Commencement Date” means the earlier of (i) the date Tenant occupies and commences business from the Premises; or (ii) April 1 , 2016; subject to Landlord Delays as provided in Exhibit D attached hereto; provided, however, in no event shall the Commencement Date occur prior to Tenant’s receipt of any approval required by the planning and/or permitting department of the City of Denver and/or other government authority having jurisdiction over the Premises, provided that the Tenant’s Work in the Premises is substantially complete and Tenant has applied for approval prior to March 31, 2016.
(f)“Delivery Date” means five (5) business days after the Effective Date.
(g)“Effective Date” shall mean the date upon which Landlord and Tenant have executed this Lease, and on which the terms and conditions, and obligations related thereto, shall become binding upon Landlord and Tenant.
(h)“Exhibit A” means the floor plan attached hereto as Exhibit A.
(i)“Exhibit B” means the provisions relating to Occupancy Costs and other matters attached hereto as Exhibit B.
(j)“Exhibit C” means the Rules and Regulations attached hereto as Exhibit C.
(k)“Exhibit D” means the Construction Procedures attached hereto as Exhibit D.
(l)“Exhibit E” means the Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit E.
(m)“Fiscal Year” means a 12 month period (all or part of which falls within the Term) from time to time determined by Landlord, at the end of which Landlord’s books are balanced for auditing and/or taxation purposes.
(n)“Land” means the Land as defined in Exhibit B.
(o)“Lease” means this lease, Exhibits A, B, C, D, and E, attached to this Lease, and every instrument complying with Section 28.07 which by its terms amends, modifies or supplements this Lease.
(p)“Occupancy Costs” means amounts payable by Tenant to Landlord under Section 4.02.
(q)“Other Charges” means amounts payable by Tenant to Landlord under Section 4.03.
(r)“Premises” means approximately 37,710 rentable square feet on the 4th floor of the Building as generally indicated on Exhibit A. Landlord and Tenant stipulate that the number of rentable square feet in the Premises set forth above is conclusive as to the square footage in existence on the Effective Date and shall be binding upon them.

(s)“Pro Rata Share” means as of the Effective Date 2.867% which is the ratio of the rentable square footage in the initial Premises to the rentable square footage in the Building for purposes of calculating Tenant’s share of Occupancy Costs; which Pro Rata Share will be adjusted in the event that Tenant leases additional space during the Term.
(t)“Rent” means the aggregate of all amounts payable by Tenant to Landlord under Sections 4.01, 4.02 and 4.03.
(u)“Rent Concession Period” means the period beginning on the Commencement Date and continuing through the seventh month anniversary of the Commencement Date.
(v)“Section” means a section of this Lease.
(w)“Term” means the period of time set out in Section 3.01, as may be extended in accordance with the terms of this Lease.
ARTICLE 2.00GRANT OF LEASE
2.01.Grant. On the Effective Date, and for the valuable consideration contained herein the sufficiency of which the parties acknowledge, Tenant hereby leases and accepts the Premises from Landlord, to have and to hold during the Term, subject to the terms and conditions of this Lease., together with a non-exclusive right to use the Common Areas of the Building. All terms and conditions of this Lease, and obligations required hereunder, shall apply to the parties as of the Effective Date pursuant to the terms and conditions of this Lease.
2.02.Quiet Enjoyment. Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term, subject to the terms and conditions of this Lease.
2.03.Covenants of Landlord and Tenant. Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due under this Lease, and to observe and perform all of the terms and conditions to be observed and performed by Tenant under this Lease.
ARTICLE 3.00TERM AND POSSESSION
3.01.Term. The Term of the Lease shall commence on the Commencement Date and continue through the last day of the ninety-first (91st) full calendar month following the Commencement Date (“Term”), unless terminated earlier as provided in this Lease. If the Commencement Date is a date other than the date set forth in this Section 3.01, Landlord and Tenant will promptly enter into an amendment of lease agreement, prepared by Landlord, stipulating the actual Commencement Date of the Term. Notwithstanding anything contained herein to the contrary, in the event that Tenant fails to obtain the necessary approvals from any required governmental authority necessary to occupy the Premises, then, upon not less than five (5) business days prior written notice to Tenant, Landlord shall have the right to assist Tenant in its efforts to obtain such approvals, and Tenant shall reimburse Landlord for the reasonable out-of-pocket costs incurred by Landlord on Tenant’s behalf, provided Landlord shall have no authority to execute any documents or incur any obligations on behalf of Tenant.
3.02.Early Occupancy. Commencing on the Delivery Date, Tenant shall have the right to access the Premises for the construction of its Improvements (as described in Article 22.00 below) and to install Tenant’s furniture, fixtures, equipment and cabling at any time after the Effective Date (“Early Occupancy Period”) and shall have no obligation to pay Annual Rent or Occupancy Cost for such early occupancy provided Tenant does not commence business from the Premises. During the Early Occupancy Period, Landlord will make available to Tenant and Tenant’s Contractor(s) (as defined in Exhibit D attached hereto) (at no cost to Tenant) Building services, including HVAC, electrical to the Premises and access to the Building’s freight elevator, provided Tenant (or its designee) coordinates with Landlord, a schedule for such move-in at times and in a manner that will not unreasonably interfere with Landlord’s general operation of the Building.
3.03.Delayed Possession. If for any reason Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant in the condition required by this Lease for the commencement of its Improvements on the Delivery Date, then Tenant shall take possession of the Premises when Landlord delivers possession of the Premises in the condition required by this Lease, which date shall be conclusively established by notice to Tenant at least five (5) days before such date. Notwithstanding the foregoing, in the event Landlord fails to deliver the Premises within twenty (20) days after the Delivery Date, Tenant shall have the right to terminate this Lease at any time after the expiration of such twenty (20) day period with ten (10) days written notice at any time thereafter. In the event that Landlord delivers the Premises to Tenant in such ten (10) business day period, this Lease shall remain in full force and effect. In the event that Landlord is delayed in delivering possession of the Premises to Tenant by the Delivery Date, in addition to the Rent Concession Period, Tenant shall receive one (1) additional day of free Rent and Occupancy Costs for each day of delay.

3.04.Acceptance of Premises. On the Delivery Date Landlord shall deliver the Premises to Tenant in its “as-is” condition for the commencement of Tenant’s Improvements as described in Article 22.00 of the Lease. Taking possession of all or any portion of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises or such portion thereof are in satisfactory condition on the date of taking possession. except for latent defects in the ADA men’s and women’s bathrooms in the Premises of which written notice is given to Landlord within six (6) months of the Commencement Date, which latent defects shall be repaired/corrected by Landlord, at its sole cost and expense. Landlord represents that the electrical, plumbing, life safety and other systems of the Building in their current configuration are in good, working order and condition and are in compliance with all applicable laws, and that the Common Areas of the Building available to all tenants in their current configuration are in compliance with all applicable laws.
ARTICLE 4.00RENT AND OCCUPANCY COSTS
4.01.Annual Rent. Subject to the terms and conditions of this Lease, Tenant shall pay to Landlord Annual Rent for the Premises in monthly installments as described below, and each installment of Annual Rent shall be due on the first day of each calendar month without notice or setoff as follows:

Time Period (full month)	Rate Per RSF	Annual Rent	Monthly Rent
Rent Concession Period (Month 01-Month 07)	$00.00	$0.00	$0.00
Month 08 - Month 13 Based on 20,000 rsf	$21.00	$420,000.00	$35,000.00
Month 14 - Month 18 Based on 26,000 rsf	$21.00	$546,000.00	$45,500.00
Month 19 - Month 30*	$21.50	$810,765.00	$67,563.75
Month 31 - Month 42	$22.00	$829,620.00	$69,135.00
Month 43 - Month 54	$22.50	$848,475.00	$70,706.25
Month 55 - Month 66	$23.00	$867,330.00	$72,277.50
Month 67 - Month 78	$23.50	$886,185.00	$73,848.75
Month 79 - Month 91	$24.00	$905,040.00	$75,420.00
*Commencing month 19 through the remainder of the Term based on 37,710 rsf.
Notwithstanding the Rent Concession Period, Tenant agrees that its obligation to pay the Annual Rent and Occupancy Costs (as described hereafter) payments abated hereunder during the Rent Concession Period, and on the abated Annual Rent and Occupancy Costs during months 8 through 18 of the

Term for the partial Premises shall continue throughout the Term of the Lease; provided, however, that such amounts shall only become due and payable if Tenant commits an Event of Default and Landlord commences an action to recover Rent and/or possession of the Premises. If an Event of Default exists hereunder pursuant to Article 19.00, after any cure period and Landlord commences an action to recover Rent and/or possession of the Premises, then the unamortized portion (amortized on a straight line basis commencing from the expiration of the Rent Concession Period over the remaining Term of the Lease; i.e. 84 months) of abated Annual Rent and Occupancy Costs payments not collected by Landlord during the Rent Concession Period shall, as of the date of such Event of Default, become immediately due and payable with interest on such sums at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law from the date of the Event of Default. Annual Rent during the Rent Concession Period shall be calculated at $21.00 per rentable square foot of space in the Premises. Occupancy Costs during the Rent Concession Period shall be calculated in accordance with the Lease. Tenant’s obligation for payment of abated Annual Rent and Occupancy Costs not collected during the Rent Concession Period (which shall only apply if Tenant commits an Event of Default beyond any applicable notice and cure period and Landlord commences an action to recover Rent and/or possession of the Premises) shall be independent of and in addition to Landlord’s other damages pursuant to Article 19.00 of the Lease.
If the Commencement Date is other than the first day of a calendar month, the monthly installment of Annual Rent for the month in which the Commencement Date occurs shall be prorated on a daily basis in accordance with the procedure set forth in Section 4.05.
4.02.Occupancy Costs. Subject to the Rent Concession Period, during which all Occupancy Costs shall be abated, Tenant shall pay to Landlord, at the times and in the manner provided in Section 4.06, the Occupancy Costs determined under Exhibit B; provided however, Occupancy Costs (a) for months 8 through 13 shall be based on 20,000 rentable square feet, and (b) for months 14 through 18 shall be based on 26,000 rentable square feet. Notwithstanding the foregoing, any increase to Occupancy Costs in any Fiscal Year shall be limited to five percent (5%) (on a cumulative basis) annually over the Occupancy Costs paid during the prior Fiscal Year, which limit shall not apply to (i) Taxes, (ii) insurance, (iii) utilities, (iv) snow removal, and (v) any increase directly caused by government regulation, excluding any cost to bring into compliance a current violation of any regulation as of the Effective Date.
4.03.Other Charges. Tenant shall pay to Landlord, at the times and in the manner provided in this Lease or, if not so provided, as reasonably required by

Landlord, all amounts (other than those payable under Sections 4.01 and 4.02) which are payable by Tenant to Landlord under this Lease.
4.04.Payment of Rent - General. All amounts payable by Tenant to Landlord under this Lease shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided, and Landlord shall have all rights against Tenant for default in any such payment as in the case of arrears of Rent as is more particularly hereinafter provided. Rent shall be paid to Landlord, without deduction or set-off (except as otherwise provided in this Lease), in legal tender of the jurisdiction in which the Building is located, at the address of Landlord as set forth in the beginning of this Lease, or to such other person or at such other address as Landlord may from time to time designate in writing. Tenant’s obligation to pay Rent for the entire Term shall survive the expiration or earlier termination of this Lease (excepting Tenant’s exercise of the Termination Option provided in Article 26.00) and is independent of any covenant or obligation of Landlord hereunder.
4.05.Annual Rent - Partial Month. If the Term begins or ends on a day other than the first or last day of a calendar month, the installment of Annual Rent payable for such partial calendar month of the Term shall be that proportion of the Annual Rent which the number of days from the first day of such partial calendar month to the last day of the partial calendar month bears to 365 days.
4.06.Payment - Occupancy Costs.
(a)Prior to the Commencement Date and the beginning of each Fiscal Year thereafter, Landlord shall compute and deliver to Tenant a bona fide estimate of Occupancy Costs for the appropriate Fiscal Year and without further notice Tenant shall pay to Landlord in monthly installments onetwelfth of such estimate simultaneously with Tenant’s payments of Annual Rent during such Fiscal Year. Any failure by Landlord to deliver any such estimate as aforesaid shall not relieve Tenant of its obligation to pay Occupancy Costs as herein provided. If at any time it reasonably appears to Landlord that the Occupancy Costs for the current Fiscal Year will vary from Landlord’s estimate then Landlord may reasonably readjust the Occupancy Costs for such Fiscal Year by notice delivered to Tenant, and subsequent payments by Tenant for such Fiscal Year will be based upon such readjusted Occupancy Costs.
(b)Unless delayed by causes beyond Landlord’s reasonable control, Landlord shall deliver to Tenant within 120 days after the end of each Fiscal Year a written statement (the “Statement”) setting out in reasonable detail the amount of Occupancy Costs for such Fiscal Year and certified to be correct by a representative of Landlord. If the aggregate of monthly installments of Occupancy Costs actually paid by Tenant to Landlord during such Fiscal Year differs from the amount of Occupancy Costs payable for such Fiscal Year under Section 4.02 as indicated in the Statement, then, as the case may be, Tenant shall pay the difference to Landlord or Landlord shall issue a credit to Tenant against the Rent remaining to be paid hereunder for the difference, or if no Rent then remains to be paid, refund the difference to Tenant, without interest, within 30 days after the date of delivery of the Statement.
(c)If Tenant disagrees with the accuracy of Occupancy Costs as set forth in the Statement or in any adjustment thereto made by Landlord pursuant to subsection 4.06(d), Tenant shall be required to give Landlord written notice thereof within ninety (90) days after the date Landlord gives Tenant the Statement or notice of adjustment thereto, as the case may be, or Tenant shall conclusively be deemed to have accepted the accuracy of the Statement, or modification thereto, as the case may be, and to have waived any right to claim any readjustment in connection therewith. If Tenant so disagrees with the Statement, or modification thereto, as the case may be, and gives such notice to Landlord, Tenant shall nevertheless make payment in accordance with any notice given by Landlord, but the disagreement shall be referred by Landlord for prompt decision by a mutually acceptable nationally or regionally recognized public accounting firm, who shall be unaffiliated with and unrelated to either Landlord or Tenant or any of their officers, directors or employees, who shall be deemed to be acting as an expert and not arbitrator, and a written determination signed by the selected expert, and duly certified to both Landlord and Tenant, shall be final and binding on both Landlord and Tenant. Any adjustment required to any previous payment made by Tenant or Landlord by reason of any such decision shall be made within thirty (30) days thereof. In the event that the adjustment represents less than five percent (5%) of the Occupancy Costs that were the subject of the disagreement Tenant shall bear all costs of the expert making such determination. In the event that the adjustment represent an overstatement of five percent (5%) or more of the Occupancy Costs that were the subject of the disagreement Landlord shall bear all costs of the expert making such determination.

ARTICLE 5.00USE OF PREMISES
5.01.Use. The Premises shall be used and occupied only as business offices for the business of Tenant as conducted in the Premises and for reasonably related purposes, or for such other purpose as Landlord may specifically authorize in writing.
5.02.Compliance with Laws. The Premises shall be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or governmental regulations or orders applicable to Tenant’s use or occupancy of the Premises. If due solely to Tenant’s use or occupancy of the Premises, improvements are necessary to comply with any of the foregoing, Tenant shall pay the entire cost thereof. However, nothing herein shall require Tenant to comply with laws or requirements of public authorities which require the installation of new or additional, or the modification or replacement of existing, mechanical, electrical, plumbing or fire/life safety systems servicing or applied to the building systems as a whole (“Base Building”) without reference to the particular use of Tenant or any alterations performed by or for Tenant (“Building-Wide Laws”). Landlord will, at Landlord’s expense (except to the extent properly included in Occupancy Costs), perform all acts required to comply with such Building-Wide Laws as the same affect the Premises and the Building.
5.03.Abandonment. This Section Intentionally Omitted.
5.04.Nuisance. Tenant, its employees, agents and invitees, shall not cause or maintain any nuisance in or about the Premises, and Tenant shall keep the Premises free of rodents, vermin and anything of a dangerous, noxious nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise discernable outside the Premises.
5.05.Sale of Goods from Premises. Tenant shall not conduct or permit the conduct of any “fire,” “bankruptcy,” “going out of business,” or auction sale in or from the Premises.
ARTICLE 6.00SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD
6.01.Operation of Building. During the Term, Landlord shall operate and maintain the Building in accordance with all applicable laws and regulations, including the obligation to maintain all common area in the Building (including bathrooms on multi-tenant floors ADA compliant), the requirements of

Landlord’s insurance carriers and standards from time to time prevailing for first-class office buildings of comparable age and character in the area in which the Building is located, and shall provide the services set out in Sections 6.02 and 6.03 and at all times consistent with the standards from time to time prevailing for similar first-class office buildings in the Denver central business district (“Central Business District”).
6.02.Services to Premises. Landlord shall provide in the Premises:
(a)heat, ventilation and cooling as required for the comfortable use and occupancy of the Premises during normal business hours to include HVAC cooling capacity to the Premises at approximately one (1) ton per 600 square feet and to a standard of comfort based on a temperature set point of 70 degrees to 74 degrees,
(b)janitorial services not less than five (5) days per week, provided that Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day, and window washing, all consistent with similar firstclass office buildings in the Central Business District,
(c)electric power as supplied by the local utility company, at all times (but subject to Section 6.04 below). Tenant shall be entitled to its pro rata share of the Base Building’s electrical capacity for each floor on which Tenant occupies space. The Base Building capacity for each floor includes: two 277/480 volt, three phase panels of 200 amps capacity; and two 120/208 volt, three phase panels of 100 amps capacity each, providing a minimum of six (6) watts per rentable square foot in the Premises of electrical capacity. Notwithstanding the above, however, Landlord shall not be required to supply to Tenant or the Premises electrical power in excess of Tenant’s pro rata share of the above stated Base Building capacity (on a per floor basis) for items such as, without limitation, consistent Tenant operations of unmetered areas beyond 12 hours per day, electrical power to computer rooms, to above Building Standard lighting fixtures, or to supplemental air conditioning equipment,
(d)replacement of Building Standard fluorescent tubes, light bulbs and ballasts as required from time to time as a result of normal usage,
(e)maintenance, repair and replacement as set out in Section 6.04; and
(f)security services, consistent with similar first-class office buildings in the Central Business District.

6.03.Building Service. Landlord shall provide in the Building:
(a)domestic running water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building, at all times (but subject to Section 6.04 below), including, without limitation, any washrooms located within the Premises,
(b)access to and egress from the Premises, including elevator or escalator service if included in the Building, including, without limitation, the availability of at least one (1) passenger elevator for Tenant’s use on a 24 hour basis, 365 days of the year, subject to Landlord’s reasonable security standards;
(c)heat, ventilation, cooling, lighting, electric power, domestic running water and janitorial service in the Common Areas of the Building during “Normal Business Hours,” as defined in Exhibit B, accessible by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord, and consistent with the standards from time to time prevailing for similar first-class office buildings in the Central Business District;
(d)a general directory board on which Tenant shall be entitled to have its name shown, provided that Landlord shall have exclusive control thereof and of the space thereon to be allocated to each tenant, and
(e)maintenance, repair and replacement as set out in Section 6.04.
6.04.Maintenance, Repair and Replacement. Landlord shall operate, maintain, repair and replace the systems, facilities and equipment (including, without limitation, washrooms located within the Premises) as necessary for the proper operation of the Building and for provision of Landlord’s services under Sections 6.02 and 6.03, and consistent with the standards from time to time prevailing for similar first-class office buildings in the Central Business District (but not including any systems, facilities or equipment located within and exclusively serving the Premises such as, without limitation, non-Building Standard items such as light fixtures and bulbs, partitioned glass, doors and frames, and nonBuilding Standard plumbing fixtures, such as sinks, water heaters, refrigerators, and garbage disposals, exclusively within the Premises and supplemental air conditioning equipment installed by or on behalf of Tenant, all of which Tenant shall be responsible for pursuant to Section 7.01), and shall maintain and repair the foundations, structure, roof and Common Areas of the Building and repair damage to the Building which Landlord is obligated to insure against under Article 9.00, provided that,

(a)if all or part of such systems, facilities and equipment are destroyed, damaged or impaired, Landlord shall have a reasonable time in which to complete necessary repair or replacement, and during that time shall be required only to maintain such services as are reasonably possible in the circumstances,
(b)Landlord may temporarily discontinue such services or any of them at such times as may be necessary due to causes (except lack of funds) beyond the reasonable control of Landlord,
(c)Landlord shall use reasonable diligence in carrying out its obligations under this Section 6.04, but shall not be liable under any circumstances for any consequential damage to any person or property for any failure to do so,
(d)no reduction or discontinuance of such services as permitted by this Lease shall be construed as an eviction of Tenant or release Tenant from any obligation of Tenant under this Lease, and
(e)nothing contained herein shall derogate from the provisions of Article 16.00, and
(f)Notwithstanding anything contained in this Section 6.04 to the contrary, if any failure, delay, interruption, reduction, or discontinuance in any utility or service occurs which renders the Premises untenantable (in whole or in part) within the control of Landlord, and such failure, delay, interruption, reduction, or discontinuance continues for a period of five (5) business days, then all Rent payments due (or an equitable portion of Rent payments due based on the portion of the Premises rendered untenantable) shall thereafter abate until such services and/or utilities are fully restored to the Premises. In the event that such interruption is outside of Landlord’s control, Landlord will use commercially reasonable efforts to have such service restored as soon as reasonably possible.
6.05.Additional Services and Utilities.
(a)If from time to time requested by Tenant, and to the extent that it is reasonably able to do so, Landlord shall provide in the Premises services in addition to those set out in Section 6.02 such as, by way of example but not in limitation, heat, ventilation and cooling during times other than normal business hours, provided that Tenant shall within ten (10) days of receipt of any invoice for any such additional service pay Landlord therefore at reasonable rates as Landlord may from time to time establish. The current rate for after-hours HVAC service is Ninety-Nine and 86/100 Dollars ($99.86) per hour per floor.
(b)Tenant shall not without Landlord’s written consent install or operate in the Premises equipment (excluding normal office equipment or lighting in quantities that do not generate excessive heat) which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the Building’s heating and air conditioning system as normally operated, provided that Landlord is providing to the Premises the one (1) ton cooling capacity per 600 square feet as required by Section 6.02 above. If Landlord reasonably determines Tenant’s equipment or use in the Premises materially affects the temperature therein (using a commercially reasonable standard and describing to Tenant the method used in Landlord’s determination), Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may in Landlord’s reasonable opinion be required to maintain proper temperature levels, and Tenant shall pay Landlord within ten (10) days of receipt of any invoice for the reasonable cost thereof, including installation, operation and maintenance expense. In the event that supplemental HVAC is installed in the Premises, Tenant shall also pay Landlord Nineteen and 10/100 Dollars ($19.10) per ton of connected load per month for Tenant’s use of condenser water provided by Landlord. The price of condenser water may change from time to time based on Landlord’s costs to provide the service.
(c)If Landlord shall from time to time reasonably determine that the use of electricity or any other utility or service in the Premises is disproportionate to the use of other tenants (using a commercially reasonable standard and describing to Tenant the method used in Landlord’s determination), Landlord may separately charge Tenant for, and Tenant shall pay to Landlord, the excess costs at reasonable rates attributable to such disproportionate use together with the costs incurred by Landlord in determining that Tenant’s use is disproportional If Tenant is using a disproportionate amount of electricity or other utility services in the Premises, then, at. Landlord’s request, Tenant shall have the option to reduce its electricity or other utility consumption through methods reasonably acceptable to Landlord, or to install and maintain, at Tenant’s expense, metering devices for measuring the use of any such utility or service in the Premises.
6.06.Alterations by Landlord. Subject to Landlord’s obligations to maintain the Building and Common Areas in a manner consistent with the standards from time to time prevailing in similar first-class office buildings in the Central Business District, Landlord may from time to time:
(a)make repairs, replacements, changes or additions to the Building’s structure, systems, facilities and equipment in the Premises where necessary or desirable to serve the Premises or other parts of the Building,
(b)make changes in or additions to any part of the Building not in or forming part of the Premises, and
(c)change or alter the location of the Common Areas, provided that in doing so Landlord shall not materially disturb or interfere with Tenant’s use of the Premises and operation of its business; provided Tenant shall have ingress and egress to and from the Premises at all times from the elevators through the lobby or alternative access points in the Building ..
6.07.Access by Landlord. Tenant shall permit Landlord to enter the Premises outside normal business hours, and during normal business hours where such will not unreasonably disturb or interfere with Tenant’s use of the Premises and operation of its business, to examine, inspect and show the Premises to persons wishing to lease them (during the last twelve (12) months of the Term) or to any lender, prospective lender or purchaser of the Building or Project (as defined in Exhibit B), or any portion thereof or interest therein, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, to monitor Tenant’s compliance with its obligations hereunder, and to take such steps as Landlord may deem necessary or desirable for the safety, improvement or preservation of the Premises or the Building to the extent permitted by this Lease. Landlord shall whenever possible (except in an emergency) consult with or give reasonable notice to Tenant prior to such entry, but no such entry shall constitute an eviction or entitle Tenant to any abatement of Rent, or otherwise relieve Tenant of any of its obligations hereunder, except as otherwise provided in this Lease.
6.08.Energy, Conservation and Security. Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease, including those relating to the provision of utilities and services, if in so doing it acts in accordance with a directive, policy or request of a governmental or quasi-governmental authority serving the public interest in the fields of energy, conservation or security; provided that in doing so Landlord shall not materially disturb or interfere with Tenant’s use of and operation of its business from the Premises, including ingress and egress to and from the Premises at all times from the elevators through the lobby or alternative access points in the Building.
ARTICLE 7.00MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANT
7.01.Condition of Premises. Tenant shall maintain the interior, non-structural portions of the Premises and all improvements therein in good order and in firstclass condition consistent with the Building and the premises of other tenants therein, including, but not limited to,
(a)repainting the Premises and cleaning window coverings and carpets at reasonable intervals as needed, and
(b)making interior, nonstructural repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction which are applicable to Tenant’s use or occupancy of the Premises.
7.02.Failure to Maintain Premises. If Tenant fails to perform any obligation under this Article 7.00, then after not less than ten (10) days prior written notice to Tenant, Landlord may enter the Premises and perform such obligation without liability to Tenant for any loss or damage to Tenant thereby incurred (except to the extent caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors), and without the same constituting an eviction or entitling Tenant to any abatement of Rent or otherwise relieving Tenant from any of its obligations hereunder, and Tenant shall pay Landlord for the cost thereof, plus fifteen percent (15%) of such cost for overhead and supervision, within ten (10) days of receipt of Landlord’s invoice therefore.
7.03.Alterations by Tenant. Tenant may from time to time at its own expense, make changes, additions and improvements in the Premises to better adapt the same to its business, provided that any change, addition or improvement shall
(a)comply with the requirements of any governmental or quasi-governmental authority having jurisdiction and with the requirements of Landlord’s insurance carriers,
(b)except for nonstructural, interior changes, additions and improvements to the Premises costing Twenty-Five Thousand Dollars ($25,000.00) or less in the aggregate during any given calendar year (“Minor Alterations”), be made only with the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed),

(c)equal or exceed the then current Building Standard and be performed in a good and workmanlike manner, and
(d)be carried out only by persons selected by Tenant and approved in writing by Landlord who shall if required by Landlord deliver to Landlord, before commencement of the work, performance and payment bonds (except for any Minor Alterations), or other evidence of financial capability satisfactory to Landlord to show the ability to pay for such change, addition or improvement, as well as proof of worker’s compensation and public liability and property damage insurance coverage, with Landlord and Landlord’s property management agent named as an additional insured, in amounts, with companies, and in a form reasonably satisfactory to Landlord, which shall remain in effect during the entire period in which the work will be carried out.
Notwithstanding anything contained in this Lease to the contrary, Landlord shall have no right to require Tenant to remove any changes, additions and improvements to the Premises not specified for removal, in writing, at the time Landlord’s consent to the same is provided, or as required by Section 12.01 below.
Any increase in property taxes on or fire or casualty insurance premiums for the Building attributable to such change, addition or improvements shall be borne solely by Tenant.
7.04.Trade Fixtures and Personal Property. Tenant may install in the Premises its usual trade fixtures and personal property in a proper, lawful and workmanlike manner, without causing damage to the Premises, provided that no such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building. If Tenant is not then in default hereunder beyond any applicable notice and cure period, trade fixtures and personal property installed in the Premises by Tenant may, at Tenant’s sole expense, be removed from the Premises
(a)from time to time in the ordinary course of Tenant’s business or in the course of reconstruction, renovation or alteration of the Premises by Tenant, and
(b)within five (5) business days after the expiration of the Term, provided that Tenant promptly repairs at its own expense any damage to the Premises or Building resulting from such installation and removal.
7.05.Mechanic’s Liens. Tenant shall pay before delinquency all costs for work done or caused to be done by Tenant in the Premises which could result in any lien or encumbrance on Landlord’s interest in the Land or Building or any part thereof, shall keep the title to the Land or Building and every part thereof free and clear of any lien or encumbrance in respect of such work, and shall indemnify and hold harmless Landlord against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of material, services or labor for such work. Tenant shall promptly notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and which affects the title to the Land or Building or any part thereof, and shall cause the same to be removed within ten(10) days, failing which Landlord may take such action as Landlord deems necessary to remove the same and the entire cost thereof shall be immediately due and payable by Tenant to Landlord. Tenant shall permit Landlord to post a notice on the Premises as may be contemplated by applicable law, as amended from time to time, or any comparable or other statutory provision for protection of the Building and the Project and Landlord’s interest therein from mechanic’s or other liens and to take all other actions Landlord may desire for Landlord.
7.06.Signs. Tenant will have the right, at Tenant’s expense, to install suite identification signage including Tenant’s logo, on the walls of the elevator lobbies and on its entrance doors on those floors on which Tenant occupies the entire floor (the “Premises Identification Signage”). The appearance of the Premises Identification Signage and the means of attaching the Premises Identification Signage to the Building will be subject to Landlord’s prior written approval, which will not be unreasonably withheld, conditioned or delayed. Any other sign, lettering, decal or design of Tenant placed in or upon the Premises which is visible from the exterior of the Premises shall be at Tenant’s expense and subject to approval by Landlord (in Landlord’s sole discretion), shall conform to the uniform pattern of identification signs for tenants in the Building as prescribed by Landlord from time to time and shall be removed, and the surface it was located upon repaired and restored to the condition it was in prior to the installation of the same, by Tenant at its sole expense within five (5) business days after the expiration of the Term. Tenant shall not inscribe or affix any sign, lettering, decal or design in the Premises or Building which is visible from the exterior of the Building. Landlord, at its sole cost and expense, shall provide Tenant with Building Standard directory and suite signage.
ARTICLE 8.00TAXES
8.01.Tenant’s Pro Rata Share. Tenant will reimburse Landlord for Tenant’s pro rata share of Taxes (as defined in Exhibit B), as established as part of the Occupancy Costs set forth in Exhibit B attached hereto.

8.02.Tenant’s Other Taxes. In addition to Tenant’s pro rata share of Taxes, Tenant shall pay before delinquency every tax, assessment, license fee, excise and other charge, however described, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Term upon or on account of
(a)operations at, occupancy of, or conduct of business in or from the Premises but specifically excluding income, gross receipts or other taxes not directly related to Tenant’s occupancy of the Premises,
(b)fixtures or personal property in the Premises which do not belong to Landlord, and
(c)the Rent paid or payable by Tenant to Landlord for the Premises or for the use and occupancy of all or any part thereof, provided that if Landlord so elects by notice to Tenant, Tenant shall add any amounts payable under this Section 8.02 to the monthly installments of Annual Rent payable under Section 4.01 and Landlord shall remit such amounts to the appropriate authorities.
8.03.Right to Contest. Tenant shall have the right to contest in good faith the validity or amount of any tax, assessment, license fee, excise fee and other charge which it is responsible to pay under Section 8.02, and to withhold payment of the same during the pendency of such contest, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord’s interest in the Premises, that Tenant provides to Landlord security for the taxes contested by Tenant adequate in the opinion of Landlord, and that, upon the final determination of any contest by Tenant, Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalties and interest.
ARTICLE 9.00INSURANCE
9.01.Landlord’s Insurance. During the Term, Landlord shall maintain at its own expense (subject to contribution by Tenant of its pro rata share of Occupancy Costs under Section 4.02) liability insurance, fire insurance with extended coverage, boiler and pressure vessel insurance, and other insurance on the Building and all property and interest of Landlord in the Building with property insurance coverage in amounts not less than eighty percent (80%) of the full replacement value of the Building (including coverage for rental loss in connection with damage and destruction) and with liability insurance in amounts of equal or greater coverage than amounts required of Tenant under Section 9.02 below Landlord’s policies for such insurance shall waive any right of subrogation against Tenant and all individuals and entities for whom Tenant is responsible in law.
9.02.Tenant’s Insurance. During the Term, Tenant shall maintain at its own expense
(a)fire insurance with extended coverage and water damage insurance, in amounts sufficient to fully cover all leasehold improvements, fixtures and property in the Premises, and
(b)liability insurance, with blanket contractual liability coverage with Landlord and Landlord’s agent named as an additional insured, against claims for death, personal injury and property damage in or about the Premises, in amounts which are from time to time acceptable to a prudent tenant in the community in which the Building is located and satisfactory to Landlord but not less than $5,000,000 for death, illness or injury to one or more persons, and $2,000,000 for property damage, in respect of each occurrence.
Policies for such insurance shall be in a form and with an insurer reasonably acceptable to Landlord, shall require at least fifteen (15) days written notice to Landlord of termination or material alteration during the Term (provided, that if such notice terms are not commercially available in Colorado, in lieu of the foregoing, Tenant shall promptly notify Landlord of any termination or material alteration of any insurance policies of Tenant), and shall waive any right of subrogation against Landlord and all individuals and entities for whom Landlord is responsible in law and shall contain coverage for blanket contractual liability to cover indemnities included in this Lease. Tenant shall deliver to Landlord on the Commencement Date and on each anniversary thereof, evidence satisfactory to Landlord of such policies and that all premiums thereon have been paid and that the policies are in full force and effect.
ARTICLE 10.00 INJURY TO PERSON OR PROPERTY
10.01.Indemnity by Tenant. Subject to Section 10.03, and except to the extent caused by the gross negligence or willful misconduct or breach of this Lease by Landlord, or its employees, agents or contractors (except as it relates to (d) below), Tenant shall indemnify and hold harmless Landlord (and if Landlord requests, defend Landlord with counsel reasonably acceptable to Landlord) from and against liabilities, obligations, losses, damages, fines, penalties, demands, claims, causes of action, judgments, costs and expenses, including, without limitation, reasonable attorneys’ fees, which may be imposed on or incurred, suffered or paid by or asserted against Landlord or the Building or any interest therein, arising from or by reason of or in connection with:
(a)the use, non-use, possession, occupation, condition, operation or maintenance of the Premises by Tenant or any of its agents, contractors, servants, employees, licensees or invitees;
(b)any grossly negligent or tortious act on the part of Tenant or any of its agents, contractors, servants, or employees,
(c)any accident, injury, death or damage to any person or property occurring in the Premises;
(d)any theft, loss or damage to, however caused, to books, records, data or information (computer generated or otherwise), files, money, securities, negotiable instruments or papers in or about the Premises;
(e)any loss or damage resulting from Tenant’s grossly negligent or willful interference with or obstruction of deliveries to or from the Premises;
(f)any pollutant, toxic or hazardous material, substance or waste, or any other material which may adversely affect the environment, whether or not now recognized to have such to effect, which Tenant, its employees, agents, contractors or invitees bring upon, keep, use or locate in, on or about the Building, or any release or disposal of any such material, substance or waste in, on, about or from the Building by any of the foregoing; and
(g)any failure on the part of the Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or with which to be complied.
Nothing contained in this Section 10.01 shall be deemed to require Tenant to indemnify Landlord to any extent prohibited by law. Nothing contained in this Section 10.01 shall subject Tenant to any consequential or special damages.
10.02.Indemnity by Landlord. Subject to Section 10.03, Landlord will indemnify and hold harmless Tenant from and against liabilities, obligations, losses, damages, fines, penalties, demands, claims, causes of action, judgments, costs and expenses, including, without limitation, reasonable attorneys’ fees, which may be imposed on or incurred, suffered or paid by or asserted against Tenant, the Building or the Project, or any interest therein, as a result of any gross negligence, or tortious or illegal act on the part of Landlord, its employees or agents in or about the Building or the Project excluding the

Premises; or as a result of Landlord’s failure to maintain the Project in compliance with all Laws as required by Section 6.01 above. Nothing contained in this Lease shall be deemed to require Landlord to indemnify Tenant to any extent prohibited by law. Nothing contained in this Section 10.02 shall subject Landlord to any consequential or special damages.
10.03.Subrogation. The provisions of this Article 10.00 shall not abrogate or impair the waiver of any right of subrogation against Tenant in Landlord’s insurance under Section 9.01 and the waiver of any right of subrogation against Landlord in Tenant’s insurance under Section 9.02.
ARTICLE 11.00 ASSIGNMENT AND SUBLETTING
11.01.Assignment. Excluding any “Permitted Transfers” (as defined in Section 11.07 below), Tenant, if not then in default under this Lease beyond any applicable notice and cure period, and with Landlord’s prior written consent, may assign this Lease, subject to Sections 11.03 and 11.04, to any assignee who, in Landlord’s reasonable opinion, will not be inconsistent with the character of the Building and its other tenants, will use the Premises in a manner consistent with Article 5.00 thereof, has the financial capability of complying with the then remaining obligations of Tenant hereunder and who otherwise meets such other standards as Landlord may determine in its reasonable discretion.
11.02.Subleasing. Excluding any Permitted Transfers, Tenant, if not then in default under this Lease beyond any applicable notice and cure period, and with Landlord’s prior written consent and subject to Sections 11.03 and 11.04, may sublet all or any part of the Premises to a subtenant who, in Landlord’s reasonable opinion, will not be inconsistent with the character of the Building and its other tenants, will use the Premises in a manner consistent with Article 5.00 thereof, has the financial capability of complying with its obligations set forth in the sublease based on such subtenant’s financial obligations thereunder, and who otherwise meets such other standards as Landlord may determine in its reasonable discretion.
11.03.First Offer to Landlord. If Tenant wishes to sublet all of the Premises for the entire remaining Term of the Lease (except to a Permitted Transferee) to a named third party, Tenant shall first offer in writing to sublet to Landlord on the same terms and conditions as provided in this Lease except this Article 11.00, and for the same Rent as provided in this Lease or the rent offered to that third party if lower. If Tenant wishes to assign this Lease (except to a Permitted Transferee), Tenant shall first offer to Landlord in writing to surrender this Lease on the effective date of the proposed assignment by Tenant. Landlord will have ten (10) business days from the receipt of Tenant’s offer to sublease or assign either to accept or reject it. If Landlord accepts the offer, Tenant will then execute and deliver to Landlord, or to any party designated or named by Landlord, an assignment or sublease, as the case may be, in either case in form and substance reasonably satisfactory to Landlord.
11.04.Limitation. Except as specifically provided in this Article 11.00, Tenant shall not assign or transfer this Lease or any interest therein or sublet or in any way part with possession of all or any part of the Premises, or permit all or any part of the Premises to be used or occupied by any other person. Any assignment, transfer or subletting or purported assignment, transfer or subletting except as specifically provided herein shall be null and void and of no force and effect without limiting Landlord’s right to approve or disapprove any assignment or sublease pursuant to Sections 11.01 and 11.02 hereof. Landlord shall not be required to consent to an assignment of this Lease or a sublease of all or part of the Premises by Tenant to, or the use or occupancy of all or part of the Premises by any tenant in the Building, or any tenant to whom Landlord or an affiliate of Landlord has then made an outstanding offer to lease space in the Building within the prior six (6) months. The rights and interests of Tenant under this Lease shall not be assignable by operation of law without Landlord’s written consent, which consent may be withheld in Landlord’s absolute discretion. Except with respect to an assignment or sublease to a Permitted Transferee, Tenant shall pay to Landlord immediately upon receipt by Tenant from time to time fifty percent (50%) of (a) all revenue from any approved assignment, or (b) all revenue from any approved sublease which exceeds the sum of all Annual Rent and Occupancy Costs payable by Tenant to Landlord under this Lease in respect of the Premises being subleased for the period of time to which such revenue under such sublease relates less, in the case of (a) or (b) above all actual, reasonable and customary out-of-pocket costs and expenses incurred by Tenant in connection with such subleasing, or assignment, including, without limitation, free rent, brokerage commissions and improvement allowances, but expressly excluding attorneys’ fees. All such amounts shall constitute Rent and be subject to all terms and provisions of this Lease, including, without limitation, Article 19.00 hereof. Upon Landlord’s approval of any assignment, or sublease, Tenant shall pay to Landlord a reasonable charge to cover Landlord’s administrative costs in connection with that approval, not to exceed Two Thousand Five Hundred Dollars ($2,500.00) in each instance.
11.05.Tenant’s Obligations Continue. No assignment, transfer or subletting (or use or occupation of the Premises by any other person) which is permitted under this Article 11.00 shall in any way release or relieve Tenant of its obligations under this Lease, unless otherwise agreed upon by Landlord in writing in Landlord’s sole discretion.
11.06.Subsequent Assignments. Landlord’s consent to an assignment, transfer or subletting (or use or occupation of the Premises by any other person) shall not be deemed to be a consent to any subsequent assignment, transfer, subletting, use or occupation, all of which shall be permitted only in accordance with the provisions of this Article 11.00.
11.07.Permitted Transfers. Notwithstanding anything contained in this Article 11.00 to the contrary, Tenant may assign or sublet all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the consent of Landlord: (i) any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant; (ii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated; or (iii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of the stock or other equity interests of Tenant or all or substantially all of the assets of Tenant (expressly excluding transfers through bankruptcy or other insolvency liquidation of Tenant’s assets). Tenant shall promptly notify Landlord of any such Permitted Transfer. The Permitted Transferee shall comply with all of the terms and conditions of this Lease.
11.08.Building Directory Changes. The listing or posting of any name, other than that of Tenant, whether on the door or exterior wall of the Premises, the Building’s tenant directory in the lobby or elevator, or elsewhere, shall not:
(a)constitute a waiver of Landlord’s right to withhold consent to any sublet or assignment pursuant to this Article 11.00;
(b)be deemed an implied consent by Landlord to any sublet of the Premises or any portion thereof, to any assignment or transfer of the Lease, or to any unauthorized occupancy of the Premises, except in accordance with the express terms of the Lease; or
(c)operate to vest any right or interest in the Lease or in the Premises.
ARTICLE 12.00 SURRENDER
12.01.Possession. Upon the expiration or other termination of the Term, all right, title and interest of Tenant in the Premises shall cease. Upon such expiration or other termination, Tenant shall immediately quit and surrender possession of the Premises in substantially the condition in which Tenant is required to maintain the Premises excepting only reasonable wear and tear, from condemnation, Landlord’s maintenance and repair obligations, or casualty, provided Tenant pays or assigns to Landlord all insurance proceeds applicable to Tenant’s leasehold improvements in the Premises in the amounts required to be maintained by Tenant under Section 9.02(a) above. Tenant shall not be obligated to remove any of the initial Improvements to the Premises or any Minor Alterations to the Premises other than any internal staircase created by or on behalf of Tenant, including repairing floor openings to slab condition, the removal of all telecommunication equipment where ever located (subject to Section 21.03 below), and/or the removal of the back-up generator described in Section 28.27 below, all within five (5) business days after the expiration of the Lease, and repair any damage caused by such removal whether or not the removal is at Landlord’s request, all in accordance with the provisions of Article 7.00.
12.02.Trade Fixtures, Personal Property and Improvements. After the expiration or other termination of the Term, all of Tenant’s trade fixtures, personal property and improvements remaining in the Premises shall be deemed conclusively to have been abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account therefore, and Tenant shall pay to Landlord on written demand all reasonable, out-of-pocket costs incurred by Landlord in connection therewith.
12.03.Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger, and shall at Landlord’s option terminate all or any subleases and subtenancies or operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option hereunder shall be exercised by notice to Tenant and all known sublessees or subtenants in the Premises or any part thereof.
12.04.Payments After Termination or Notice. No payments of money by Tenant to Landlord after the expiration or other termination of the Term or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

ARTICLE 13.00 HOLDING OVER
13.01.Month-to-Month Tenancy. If with Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion, Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to 150% of the last monthly installment of Annual Rent and Occupancy Costs of the Term as determined in accordance with Article 4.00, and such month-to-month tenancy may be terminated by Landlord or Tenant on the last day of any calendar month by delivery of at least 30 days advance notice of termination to the other.
13.02.Tenancy at Sufferance. If without Landlord’s written consent, which may be withheld in Landlord’s sole discretion, Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall have committed an unlawful detention of the Premises and Landlord shall be entitled to all rights and remedies available at law or equity as a result thereof; provided, however, that if at any time after the expiration or termination of the Term, Landlord so notifies the Tenant in writing, Tenant shall be deemed to be occupying the Premises upon a tenancy at sufferance only, at a monthly rental equal to two (2) times the Annual Rent and Occupancy Costs for the last month of the Term determined in accordance with Article 4.00. Such tenancy at sufferance may be terminated by Landlord at any time by notice of termination to Tenant, and by Tenant on the last day of any calendar month by at least 30 days advance notice of termination to Landlord. Notwithstanding the foregoing, Landlord shall also be entitled to such other remedies and damages provided under this Lease or at law as a result of such tenancy at sufferance.
13.03.General. Any month-to-month tenancy or tenancy at sufferance hereunder shall be subject to all other terms and conditions of this Lease except any right of extension and nothing contained in this Article 13.00 shall be construed to limit or impair any of Landlord’s rights of re-entry or eviction or constitute a waiver thereof.
ARTICLE 14.00 RULES AND REGULATIONS
14.01.Purpose. The Rules and Regulations in Exhibit C have been adopted by Landlord for the safety, benefit and convenience of all tenants and other persons in the Building.
14.02.Observance. Tenant shall at all times comply with, and shall cause its employees, agents, licensees and invitees to comply with, the Rules and

Regulations from time to time in effect to the extent the same do not conflict with the terms and conditions of this Lease.
14.03.Modification. Landlord may from time to time, for the purposes set out in Section 14.01, amend, delete from, or add to the Rules and Regulations, provided that any such modification
(a)shall not be inconsistent with any other provision of this Lease,
(b)shall be reasonable and have general application to all similarly situated tenants in the Building,
(c)shall be effective only upon delivery of a copy thereof to Tenant at the Premises; and
(d)shall not increase Tenant’s financial obligations or materially alter its rights under this Lease.
14.04.Non-Compliance. Landlord shall use reasonable efforts to secure compliance by all tenants and other persons with the Rules and Regulations from time to time in effect, but shall not be responsible to Tenant for failure of any person to comply with such Rules and Regulations nor shall any such failure relieve Tenant of its obligation to comply with the Rules and Regulations.
ARTICLE 15.00 EMINENT DOMAIN
15.01.Taking of Premises. If during the Term, all of the Building or the Premises is permanently taken for any public or quasi-public use under any statute or by right of eminent domain, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Premises (the “Date of Such Taking”).
15.02.Partial Taking of Building. If during the Term, only part of the Building is taken or purchased as set out in Section 15.01, then
(a)if in the reasonable opinion of Landlord, substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, whether or not the Premises are or may be affected, Landlord shall have the right to terminate this Lease by giving Tenant at least 30 days written notice of such termination, which notice shall be given within 30 days after the Date of Such Taking, and
(b)if in the reasonable opinion of Tenant such taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such taking for a period of more than one hundred eighty (180) days, Tenant shall have the right to terminate this Lease by giving at least 30 days written notice thereof, which notice shall be given within 30 days after the Date of Such Taking.
If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than 60 days after the Date of Such Taking.
15.03.Surrender. On any such date of taking under Sections 15.01 or 15.02, Tenant shall immediately surrender to Landlord the Premises and all interests therein under this Lease. Landlord may re-enter and take possession of the Premises and remove Tenant therefrom, and the Rent shall no longer accrue from the Date of Such Taking, except that if a portion of the Premises is included as a part of such taking, then that portion of the Rent attributable to such portion, determined by Landlord pro rata based on the number of rentable square feet contained within such portion, shall no longer accrue from the Date of Such Taking. After such termination, and on notice from Landlord stating the Rent then owing, Tenant shall forthwith pay Landlord such Rent.
15.04.Partial Taking of Premises. If any portion of the Premises (but less than the whole thereof) is so taken, and no rights of termination herein conferred are timely exercised, the Term of this Lease shall expire with respect to the portion so taken on the Date of Such Taking. In such event, the Rent payable hereunder with respect to such portion so taken shall no longer accrue from such date, and the Annual Rent and Occupancy Costs thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by Landlord in order to account for the resulting reduction in the number of square feet in the Premises.
15.05.Awards. Upon any such taking or purchase, Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements subject to the rights of any mortgagee of Landlord’s interest in the Land or the Building as their respective interests may appear, and Tenant shall not have or advance any claim against Landlord or the condemning authority for the value of its property or its leasehold estate or the unexpired Term of this Lease, or, except as otherwise permitted in the next sentence, for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of Tenant’s chattels or trade fixtures or attributable to Tenant’s relocation expenses or loss of business, provided that any such separate claim by Tenant shall not reduce or adversely affect the amount of Landlord’s award. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefore to the other.
ARTICLE 16.00 DAMAGE BY FIRE OR OTHER CASUALTY
16.01.Limited Damage to Premises. If all or part of the Premises are rendered untenantable by damage affecting the Building or the Premises from fire or other casualty which in Landlord’s reasonable opinion can be substantially repaired under applicable laws and governmental regulations within two hundred and ten (210) days from the later to occur of (a) the date of such casualty (employing normal construction methods without overtime or other premium); or (b) the date on which Landlord receives the insurance proceeds relating to such casualty, Landlord shall, but only to the extent that sufficient insurance proceeds are available therefore, (and subject to the rights of any mortgagee of the Land or the Building in and to such insurance proceeds), repair such damage, including damage to the leasehold improvements in the Premises; provided that Landlord will not be required to repair any damage to such leasehold improvements in excess of the amount covered by proceeds from Tenant’s insurance policy covering such improvements. Landlord will have no obligation to repair or restore any other property of Tenant (such as Tenant’s furniture or trade fixtures), and Tenant, at its expense, will repair or restore such property to the extent Tenant elects.
16.02.Major Damage to Premises. If all or part of the Premises are rendered untenantable by damage from fire or other casualty affecting the Building or the Premises, which in Landlord’s reasonable opinion, as set forth in a written notice given to Tenant, cannot be substantially repaired under applicable laws and governmental regulations within two hundred and forty (240) days from the date of such casualty (employing normal construction methods without overtime or other premium), then either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not more than thirty (30) days after Landlord gives Tenant such written notice, failing which Landlord shall (subject to the rights of any mortgagee of the Land or the Building in and to such insurance proceeds), repair such damage other than damage to improvements, furniture, chattels or trade fixtures which do not belong to Landlord, which shall be repaired forthwith by Tenant at its own expense.
16.03.Abatement. If Landlord elects to repair damage to all or part of the Premises under Sections 16.01 or 16.02, or the Building under Section 16.04 below (provided Tenant is not continuing to conduct business from the Premises or the applicable portion thereof) the Annual Rent and Occupancy Costs payable by Tenant hereunder shall be proportionately reduced based on the number of square feet within the Premises which are thereby rendered untenantable from the date of such casualty until five (5) days after completion by Landlord of the repairs to the Premises (or the part thereof rendered untenantable) or until Tenant again uses the Premises (or the part thereof rendered untenantable) in its business, whichever first occurs.
16.04.Major Damage to Building. If all or a substantial part (whether or not including the Premises) of the Building is rendered untenantable by damage from fire or other casualty to such a material extent that Landlord determines not to repair the same, Landlord may elect to terminate this Lease as of the date of such casualty (or on the date of notice if the Premises are unaffected by such casualty) by written notice delivered to Tenant not more than 60 days after the date of such casualty. If Landlord elects not to terminate this Lease, Landlord shall, but only to the extent that sufficient insurance proceeds are available therefore (and subject to the rights of any mortgagee of the Land or the Building in and to such insurance proceeds), commence repair of the damaged portion of the Building, and the Lease shall remain in full force and effect in accordance with its terms, subject to Section 16.03 above.
16.05.Limitation on Landlord’s Liability. Except as specifically provided in this Article 16.00, there shall be no reduction of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises.
16.06.Completion of Restoration. If Landlord is obligated to, or elects to, repair and restore the Premises and/or Building, as provided in Section 16.01 or 16.02 above, and Landlord fails to complete such restoration within the time periods provided therein, then Tenant shall have the right to terminate this Lease upon written notice delivered to Landlord at any time after the expiration of such time periods, and provided that Landlord fails to deliver the Premises in the manner required therein within thirty (30) days of receipt of Tenant’s notice of termination, then this Lease shall terminate without any further notice or action on either party’s part.
ARTICLE 17.00 TRANSFERS BY LANDLORD
17.01.Sale, Conveyance and Assignment. Nothing in this Lease shall restrict the right of Landlord to sell, convey, assign or otherwise deal with the Building, subject only to the rights of Tenant under this Lease.

17.02.Effect of Sale, Conveyance, or Assignment. A sale, conveyance or assignment of the Building shall operate to release Landlord from liability from and after the effective date thereof upon all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date, or a condition in existence prior to such effective date, and effective as of such effective date, Tenant shall look solely to Landlord’s successor in interest in and to this Lease with respect to liability originating on and after such effective date. This Lease shall not be affected by any such sale, conveyance or assignment, and Tenant shall immediately and automatically attorn to Landlord’s successor in interest thereunder. Such attornment shall be effective and self-operative upon Landlord’s sale, conveyance or assignment of the Building, without the execution of any further instruments or the undertaking of any further acts.
17.03.Subordination. This Lease is and shall be subject and subordinate in all respects to all mortgages or deeds of trust and assignments of leases and rents now or hereafter encumbering the Building or Land and to all extensions, amendments, modifications, supplements, consolidations, extensions, revisions and replacements thereof and to all advances made or hereafter made upon the security thereof. However, a holder of any mortgage or deed of trust may elect to subordinate, in whole or in part, by an instrument in form and substance satisfactory to the holder, the mortgage or deed of trust to this Lease. Notwithstanding the foregoing, Landlord will use commercially reasonable efforts to obtain from the Building’s current lender the Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit E, subject to reasonable revisions requested by Tenant and acceptable to such lender; and, as a condition to Tenant’s subordination being effective, will obtain from any future lender a subordination, non-disturbance and attornment agreement on the lender’s then standard form, subject to reasonable revisions requested by Tenant and acceptable to such lender, which will provide in substance that so long as Tenant is not in default under the Lease beyond any applicable notice and cure period, Tenant’s use and occupancy of the Premises shall not be disturbed, notwithstanding any default of Landlord under any mortgage, deed of trust or other security agreement held by such lender.
17.04.Attornment. Subject to Section 17.05, if the Building is transferred to any person or entity (herein called “Purchaser”) by reason of foreclosure or other proceedings for enforcement of a mortgage or deed of trust, or by delivery of a deed in lieu of such foreclosure or other proceedings, or if the rights under any assignment of leases and rents are exercised by the holder thereof, Tenant shall immediately and automatically attorn to Purchaser or the holder of the assignment of leases and rents, as the case may be.

17.05.Non-disturbance. No attornment under Section 17.04 shall be effective unless (and until):
(a)the holder of the mortgage or deed of trust has subordinated, in whole or in part, the mortgage or deed of trust to this Lease, or
(b)Purchaser delivers to Tenant a written undertaking, in a form as provided in Section 17.03 above, binding upon Purchaser and enforceable by and for the benefit of Tenant under applicable law, that this Lease and Tenant’s rights hereunder shall continue undisturbed while Tenant is not in default, beyond any applicable notice and cure period, despite such enforcement proceedings and transfer.
17.06.Effect of Attornment. Upon attornment under Section 17.04, this Lease shall continue in full force and effect as a direct lease between Purchaser (or the holder of the assignment of leases and rents if applicable) and Tenant, upon all of the same terms, conditions and covenants as are set forth in this Lease except that, after such attornment, Purchaser (or the holder of the assignment of leases and rents if applicable) shall not be
(a)subject to any offsets or defenses which Tenant might have against Landlord, except to the extent any condition giving rise to such offsets or defenses continues for a period of thirty (30) days after such attornment and receipt of written notice from Tenant of such offsets and defenses , or
(b)bound by any prepayment by Tenant of more than one month’s installment of Rent, unless such prepayment shall have been approved in writing by, in the case of a transfer in connection with a foreclosure, deed in lieu of foreclosure or other proceedings relating to any such mortgage or deed of trust, the mortgagee of Landlord’s interest in the Land or Building, by Purchaser or by any predecessor in interest of Purchaser, except Landlord; or, in the case of the exercise of the rights under any assignment of leases and rents, by the holder of such assignment of leases and rents, or by any predecessor in interest of such holder, or
(c)subject to the obligations hereunder except during the period of Purchaser’s ownership of the Building or Land, or
(d)liable for any previous act or omission by Landlord under this Lease, or
(e)obligated with respect to any security deposit under this Lease unless such security deposit has been delivered to Purchaser or holder of any assignment of leases and rents, as the case may be (provided, that in no event shall Tenant be requirement to submit any additional or replacement security deposit to Purchaser), or
(f)bound or liable under any provisions in this Lease whereby Landlord assumed the obligations of Tenant covering space in other buildings.
17.07.Execution of Instruments. The subordination and attornment provisions of this Article 17.00 shall be self-operating and (except as specifically required in Section 17.03) no further instrument shall be necessary. Nevertheless Tenant, on request by and without cost to Landlord or any successor in interest, shall execute and deliver any and all commercially reasonable instruments further evidencing such subordination and (where applicable hereunder) attornment to the extent consistent with this Article 17.00.
ARTICLE 18.00 NOTICES, ACKNOWLEDGEMENTS, AND AUTHORITIES FOR ACTION
18.01.Notices. All notices, demands, billings, consents or other instruments or communications provided for under this Lease shall be in writing, signed by the party giving the same, and shall be deemed properly given and received (a) when actually hand delivered and received or (b) three business days after placement in the United States mail, if sent by registered or certified mail, postage prepaid, or (c) the business day following delivery to an overnight courier service, if such courier service obtains a written acknowledgement of receipt, addressed, if to Tenant, at the Premises (whether or not Tenant has departed from, vacated or abandoned the same) and, if to Landlord, at the address set forth in the first paragraph of this Lease, with a copy to:
Brookfield Office Properties
U.S. Commercial Operations
Figueroa at Wilshire
601 South Figueroa Street, Suite 2200
Los Angeles, CA 90017
Attention: Vice President - Regional Counsel
or, at such other address as either party may notify the other of in writing in the manner provided in this Section 18.01.
18.02.Acknowledgements. Tenant shall at any time and from time to time, within ten (10) days after Landlord’s written request, execute, acknowledge and deliver a written statement, with the form and substance of such notice and the party or parties to whom it is addressed to be determined by Landlord, ratifying this Lease and, except as otherwise noted by Tenant in the statement, certifying as to the truth or untruth of such reasonable matters as are set forth in such statement. Any such statement may be relied upon by any prospective transferee or encumbrancer of all or any portion of the Building or any assignee of any such persons. If Tenant fails to timely deliver such statement, Tenant shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance. Landlord agrees periodically to furnish, upon not less than ten (10) days prior written request by Tenant, certificates signed by Landlord containing information similar to the foregoing information
18.03.Authorities for Action. Landlord may act in any matter provided for herein by its property manager, or any of its officers or general partners and any other person who shall from time to time be designated by Landlord by notice to Tenant. Tenant shall designate in writing one or more persons to act on its behalf in any matter provided for herein and may from time to time change, by notice to Landlord, such designation. In the absence of any such designation, the person or persons executing this Lease for Tenant shall be deemed to be authorized to act on behalf of Tenant in any matter provided for herein.
ARTICLE 19.00 TENANT’S DEFAULT AND LANDLORD’S REMEDIES
19.01.Interest and Costs. Tenant shall pay monthly to Landlord interest at a rate equal to the lesser of 1.5% per month or the maximum rate permitted by applicable law, on all Rent required to be paid hereunder from five (5) days after the due date for payment thereof until the same is fully paid and satisfied. Tenant shall indemnify Landlord against all costs and charges (including legal fees) lawfully and reasonably incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant beyond any applicable notice and cure period, or upon expiration or earlier termination of the Term of this Lease, or in enforcing any covenant, proviso or agreement of Tenant herein contained.
19.02.Events of Default. Each of the following events will constitute a material breach by Tenant and an “Event of Default” under this Lease:
(a)Failure to Pay Rent. Tenant fails to pay Annual Rent, Occupancy Costs or any Other Charges payable by Tenant under the terms of this Lease when due, and such failure continues for five (5) business days after written notice from Landlord to Tenant of such failure; provided that with respect to Annual Rent and Occupancy Costs, Tenant will be entitled to only two notices of such failure during any calendar year and if, after two (2) such notices are given in any calendar year, Tenant fails, during such calendar year, to pay any such amounts when due, such failure will constitute an Event of Default without further notice by Landlord or additional cure period.
(b)Failure to Perform Other Obligations. Tenant breaches or fails to comply with any other provision of this Lease applicable to Tenant, and such breach or noncompliance continues for a period of ten (10) business days after written notice by Landlord to Tenant; or, if such breach or noncompliance cannot be reasonably cured within such 10 business day period, Tenant does not in good faith commence to cure such breach or noncompliance within such 10 business day period, or does not diligently complete such cure within forty-five (45) days after such notice from Landlord. However, if such breach or noncompliance causes or results in (i) a dangerous condition on the Premises or Building, (ii) any insurance coverage carried by Landlord or Tenant with respect to the Premises or Building being jeopardized, or (iii) a material disturbance to another tenant, then an Event of Default will exist if such breach or noncompliance is not cured as soon as reasonably possible after notice by Landlord to Tenant, and in any event is not cured within twenty (20) days after such notice. For purposes of this subsection 19.02(b), financial inability will not be deemed a reasonable ground for failure to immediately cure any breach of, or failure to comply with, the provisions of this Lease.
(c)Transfer of Interest Without Consent. Tenant’s interest under this Lease or in the Premises is transferred or passes to, or devolves upon, any other party in violation of Article 11.00.
(d)Execution and Attachment Against Tenant. Tenant’s interest under this Lease or in the Premises is taken upon execution or by other process of law directed against Tenant, or is subject to any attachment by any creditor or claimant against Tenant and such attachment is not discharged or disposed of within ten (10) days after levy.
(e)Bankruptcy or Related Proceedings. Tenant files a petition in bankruptcy or insolvency, or for reorganization or arrangement under any bankruptcy or insolvency laws, or voluntarily takes advantage of any such laws by answer or otherwise, or dissolves or makes an assignment for the benefit of creditors, or involuntary proceedings under any such laws or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for the Premises or for all or substantially all of Tenant’s property, and such proceedings are not dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment.

19.03.Landlord’s Remedies. Time is of the essence. If any Event of Default occurs, Landlord will have the right, at Landlord’s election, then or at any later time, to exercise any one or more of the remedies described below. Exercise of any of such remedies will not prevent the concurrent or subsequent exercise for any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.
(a)Cure by Landlord. Landlord may, at Landlord’s option but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord deems necessary or desirable to cure any Event of Default in such manner and to such extent as Landlord deems necessary or desirable. Landlord may do so without additional demand on, or additional written notice to Tenant and without giving Tenant an additional opportunity to cure such an Event of Default. Tenant covenants and agrees to pay Landlord, upon demand, all advances, costs and expenses of Landlord in connection with making any such payment or taking any such action, including reasonable attorney’s fees, together with interest at the rate described in Section 19.01 from the date of payment of any such advances, costs and expenses by Landlord.
(b)Termination of Lease and Damages. Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Premises from Tenant. Tenant will remain liable to Landlord for damages in an amount equal to the Annual Rent, Occupancy Costs and Other Charges which would have been owing by Tenant for the balance of the Term had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord’s expenses in connection with such recovery of possession or reletting. Landlord will be entitled to collect and receive such damages from Tenant on the days on which the Annual Rent, Occupancy Costs and Other Charges would have been payable if this Lease had not been terminated. Alternatively, at Landlord’s option, Landlord will be entitled to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum equal to (i) all unpaid Annual Rent, Occupancy Costs and Other Charges for any period prior to the termination date of this Lease (including interest from the due date to the date of the award at the rate described in Section 19.01), plus any other sum of money and damages owed by Tenant to Landlord for events or actions occurring prior to the termination date; plus (ii) the present value at the time of termination (calculated at the Prime Rate of the Wells Fargo Denver, N.A. or its successor on the termination date) of the amount, if any, by which (A) the aggregate of the Annual Rent, Occupancy Costs, and all Other Charges payable by Tenant under this Lease that would have accrued for the balance the Term after termination (with respect to Occupancy Costs, such aggregate will be calculated by assuming that Occupancy Costs for the Fiscal Year in which termination occurs and for each subsequent Fiscal Year remaining in the Term of this Lease had not been terminated will increase by 8% per year over the amount of Occupancy Costs for the prior Fiscal Year), exceeds (B) the amount of such Annual Rent, Occupancy Costs and Other Charges which Landlord will receive for the remainder of the Term from any reletting of the Premises occurring prior to the date of the award, or if the Premises have not been re let prior to the date of the award the amount, if any, of such Annual Rent, Occupancy Costs and Other Charges which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current fair rental value, in either case taking into consideration loss of Rent while finding a new tenant, tenant improvements and rent abatements necessary to secure a new tenant, leasing brokers’ commissions and other costs which Landlord has incurred or might incur in leasing the Premises to new tenant; plus (iii) interest on the amount described in (ii) above from the termination date to the date of the award at the rate described in Section 19.01.
(c)Repossession and Reletting. Landlord may reenter and take possession of all or any part of the Premises, without additional demand or notice, and repossess the same and expel Tenant and any party claiming by, through or under Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution for such action or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord will be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord or notice given under a forcible entry and detainer statute or similar laws will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in such notice. After recovering possession of the Premises, Landlord may, from time to time, but will not be obligated to, relet all or any part of the Premises for

Tenant’s account, for such term or terms and on such conditions and other terms as Landlord, in its discretion, determines. Landlord may make such repairs, alterations or improvements as Landlord considers appropriate to accomplish such reletting, and Tenant will reimburse Landlord upon demand for all costs and expenses, including attorneys’ fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord will in no way be responsible or liable for any failure to relet the Premises or for any inability to collect any rent due upon such reletting. Regardless of Landlord’s recovery of possession of the Premises, Tenant will continue to pay on the dates specified in this Lease, the Annual Rent, Occupancy Costs, and Other Charges which would be payable if such repossession had not occurred, less a credit for the net amounts, if any, actually received by Landlord through any reletting of the Premises. Alternatively, at Landlord’s option, Landlord will be entitled to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum equal to (i) all unpaid Annual Rent, Occupancy Costs and Other Charges for any period prior to the repossession date (including interest from the due date to the date of the award at the rate described in Section 19.01), plus any other sum of money and damages owed by Tenant to Landlord for events or actions occurring prior to the repossession date; plus (ii) the present value at the time of repossession (calculated at the Prime Rate of the Wells Fargo Denver, N. A. or its successor on the repossession date) of the amount, if any, by which (A) the aggregate of the Annual Rent, Occupancy Costs and all Other Charges payable by Tenant under this Lease that would have accrued for the balance of the Term after repossession (with respect to Occupancy Costs, such aggregate will be calculated by assuming that Occupancy Costs for the Fiscal Year in which repossession occurs and for each subsequent Fiscal Year remaining in the Term if Landlord had not repossessed the Premises will increase by 8% per year over the amount of Occupancy Costs for the prior Fiscal Year), exceeds (B) the amount of such Annual Rent, Occupancy Costs and Other Charges which Landlord will receive for the remainder of the Term from any reletting of the Premises occurring prior to the date of the award, the amount, if any, of such Annual Rent, Occupancy Costs and Other Charges which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current fair rental value, in either case taking into consideration loss of Rent while finding a new tenant, tenant improvements and rent abatements necessary to secure a new tenant, leasing brokers’ commissions and other costs which Landlord has incurred or might incur in leasing the Premises to a new tenant; plus (iii)

interest on the amount described in (ii) above from the repossession date to the date of the award at the rate described in Section 19.01.
(d)Bankruptcy Relief. Nothing contained in this Lease will limit or prejudice Landlord’s right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or Rent, under this Lease.
(e)Mitigation of Damages. Following any termination of Tenant’s right to possession only, without termination of the Lease, Landlord agrees to use reasonable efforts to relet the Premises at fair market rental rates and to otherwise mitigate any damages arising out of an Event of Default on the part of Tenant; provided, however, that (i) Landlord shall have no obligation to treat preferentially the Premises compared to other premises or vacant space Landlord has available for leasing within the Building; (ii) Landlord shall not be obligated to expend any efforts or any monies to relet the Premises beyond those Landlord would expend in the ordinary course of leasing space within the Building; (iii) Landlord shall not be obligated to re-lease the Premises for a rental less than the then prevailing current fair market rent for comparable office space in comparable Class A, multi-tenant high rise office towers in the Central Business District; and (iv) in evaluating a prospective reletting of the Premises, the term, rental, use and the reputation, experience and financial standing of prospective tenants are factors which Landlord may properly consider in its reasonable discretion.
19.04.Effect on Subleases. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant beyond any applicable notice and cure period, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

ARTICLE 20.00 BANKRUPTCY
20.01.Bankruptcy.
(a)In the event a petition is filed by or against Tenant under the Bankruptcy Code, Tenant, as debtor and debtor in possession, and any trustee who may be appointed, agree to adequately protect Landlord as follows:
(i)to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Rent due pursuant to this Lease; and
(ii)to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of a court of competent jurisdiction; and
(iii)to determine within 60 days after the filing of such petition whether to assume or reject this lease; and
(iv)to give Landlord at least 30 days prior written notice, unless a shorter notice period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease; and
(v)to give at least 30 days prior written notice of any vacation or abandonment (including any vacation or abandonment specifically described in Section 5.03) of the Premises, any such vacation or abandonment to be deemed a rejection of this Lease; and
(vi)to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code.
Tenant shall be deemed to have rejected this Lease in the event of the failure to comply with any of the above.
(b)If Tenant or a trustee elects to assume this Lease subsequent to the filing of a petition under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows:
(i)to cure each and every existing breach by Tenant within not more than 90 days of assumption of this Lease; and

(ii)to compensate Landlord for any actual pecuniary loss resulting from any existing breach, including without limitation, Landlord’s reasonable costs, expenses and attorney’s fees incurred as a result of the breach, as determined by a court of competent jurisdiction, within 90 days of assumption of this Lease; and
(iii)in the event of an existing breach, to provide adequate assurance of Tenant’s future performance, including without limitation:
(A)the deposit of an additional sum equal to three months’ Rent to be held (without any allowance for interest thereon) to secure Tenant’s obligations under the Lease; and
(B)the production to Landlord of written documentation establishing that Tenant has sufficient present and anticipated financial ability to perform each and every obligation of Tenant under this Lease; and
(C)assurances, in a form acceptable to Landlord, as may be required under any applicable provision of the Bankruptcy Code; and
(iv)the assumption will not breach any provision of this Lease; and
(v)the assumption will be subject to all of the provisions of this Lease unless the prior written consent of Landlord is obtained; and
(vi)the prior written consent to the assumption of any mortgagee or ground lessor to which this Lease has been assigned as collateral security is obtained.
(c)If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept any assignment of this lease on terms acceptable to Tenant, then notice of such proposed assignment, setting forth:
(i)the name and address of such person,
(ii)all the terms and conditions of such offer, and

(iii)the adequate assurance to be provided Landlord to assure such person’s future performance under the Lease, including without limitation, the assurances referred to in any applicable provision of the Bankruptcy Code, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. The adequate assurance to be provided Landlord to assure the assignee’s future performance under the Lease shall include without limitation:
(A)the deposit of a sum equal to three (3) months’ Rent to be held (without any allowance for interest thereon) as security for performance hereunder; and
(B)a written demonstration that the assignee meets all reasonable financial and other criteria of Landlord as did Tenant and its business at the time of execution of this Lease, including the production of the most recent audited financial statement of the assignee prepared by a certified public accountant; and
(C)the assignee’s use of the Premises will be in compliance with the terms of Article 5.00 of this Lease; and
(D)assurances, in a form acceptable to Landlord, as to all matters identified in any applicable provision of the Bankruptcy Code.
ARTICLE 21.00 TELECOMMUNICATIONS
21.01.Limitation of Responsibility. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment (other than connections) shall be and remain solely in Tenant’s Premises, in accordance with rules and regulations adopted by Landlord from time to time. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; or for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed, or discontinued, Landlord shall have no obligation or liability with respect thereto, except to the extent caused by the gross negligence or intentional misconduct of Landlord, its employees, agents or contractors. In no event shall Landlord be subject to consequential, special or punitive damages as a result of any such interruption for whatever reason. It shall be the sole obligation of Tenant at its expense to obtain substitute service. Notwithstanding the foregoing, Tenant shall have the right to access the Building riser system to install its telecommunication cabling at no additional cost, provided such installation does not interfere with other telecommunication systems, is coordinated with Landlord, and does not exceed Tenant’s pro rata share of the riser space.
21.02.Necessary Service Interruptions. Landlord shall have the right, upon reasonable prior notice to Tenant, to temporarily interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or Project or installation of telecommunications equipment for other tenants of the Building or Project. In the event of an emergency, Landlord shall provide Tenant as much advance notice as possible. Landlord shall exercise commercially reasonable efforts to perform any work necessary to restore telecommunications services or facilities as quickly as possible and to perform any scheduled shutdowns during non-business hours.
21.03.Removal of Equipment, Wiring, and Other Facilities. Any and all telecommunications equipment installed in Tenant’s Premises or elsewhere in the Project, by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal, shall be removed within five (5) business days after the expiration or earlier termination of the Term by Tenant at its sole cost or, at Tenant’s ‘s election, by Landlord at Tenant’s sole cost, with the reasonable cost thereof to be paid as additional rent. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, any and all telecommunications wiring and related infrastructure, or selected components thereof, whether located in Tenant’s Premises or elsewhere in the Project.

21.04.New Provider Installations. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Project, or to materially expand the services or infrastructure of a provider currently providing service to the Project, no such provider shall be permitted to install its lines or other equipment within the Project without first securing the prior written approval of Landlord. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, it shall be reasonable for Landlord to refuse to give its approval unless all of the following conditions are satisfied to Landlord’s satisfaction:
(a)Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including, without limitation, the costs of installation, materials, and services;
(b)prior to commencement of any work in or about the Project by the provider, the provider or Tenant shall supply Landlord with such written reasonable indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider;
(c)the provider agrees to abide by such rules and regulations, building and other codes, job site rules, and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Project, the tenants in the Project, and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Project with respect to proposed alterations as described in this Lease;
(d)Landlord reasonably determines that there is sufficient space in the Project for the placement of the provider’s equipment and materials;
(e)the provider agrees to abide by Landlord’s requirements, if any, that provider use existing building conduits and pipes or use building contractors (or other contractors approved by Landlord);
(f)Landlord receives from the provider or Tenant such compensation as is reasonably determined by Landlord to compensate it for space used in the Building and/or Project for the storage and maintenance of the provider’s equipment, for the fair market value of a provider’s access to the Building and/or Project, and the costs which may reasonably be expected to be incurred by Landlord;
(g)the provider agrees to deliver to Landlord detailed “as built’ plans immediately after the installation of the provider’s equipment is complete; and
(h)all of the foregoing matters are documented in a written license agreement between Landlord and the provider, the form and content of which are reasonably satisfactory to Landlord.
21.05.Provider License Expiration. If the license between any provider and Landlord shall terminate by natural expiration, Landlord shall exercise reasonable efforts to notify Tenant at least thirty (30) days before the expiration so Tenant may arrange for alternative service. If Landlord does not receive advance notice from the provider, or the license expires for any other reason, Landlord shall have no obligation to Tenant.
21.06.Limit of Default or Breach. Notwithstanding any provision of the proceeding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease and until Landlord is adjudicated to have acted grossly negligent with respect to Tenant’s request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may, as Tenant’s sole and exclusive recourse, seek a judicial order of specific performance compelling Landlord to grant its approval as to the prospective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party (including any subtenant), and specifically, but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.
21.07.Installation and Use of Wireless Technologies. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones and wireless computer networks or internet service dedicated to Tenant’s sole use), including antennae and satellite receiver dishes, within Tenant’s Premises, the Building, and/or the Project without Landlord’s prior written consent. Such consent may be reasonably conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Project, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.

21.08.Limitation. Except as otherwise agreed to in writing between Landlord and Tenant, Tenant shall not knowingly use or permit the use of the Premises for the sale, lease, license, or otherwise of electronic commerce services to any tenants or occupants in the Building, including, but not limited to, hardware and software services that allow users to conduct business-to-business or business-to consumer services over networks utilizing, by way of example, e-mail, electronic data interchange, data archiving, e-forms, electronic file transfer, facsimile transfers, and similar services or any other services not expressly permitted under the Lease. For avoidance of doubt, Landlord hereby acknowledges that Tenant’s business includes providing a mobile consumer application or “app” to its users, which may include occupants of the Project, and Landlord hereby agrees that Tenant’s mobile consumer app does not violate this Section 21.08 and expressly consents to the same.
21.09.Limitation of Liability For Equipment Interference. In the event that telecommunications equipment, wiring, and facilities or satellite and antennae equipment of any type installed by or at the request of Tenant within Tenant’s Premises, on the roof, or elsewhere within or on the Project (other than usual and customary cellular telephones and wireless computer networks or internet service dedicated to Tenant’s sole use) causes interference to equipment used by another party, Tenant shall assume all liability related to such interference. Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment and, at Landlord’s discretion, remove such equipment according to the foregoing specifications.
ARTICLE 22.00 IMPROVEMENT ALLOWANCE
22.01.Improvement Allowance. In addition to the obligation of Landlord to perform “Landlord’s Work” as provided in Section 22.02 below, Landlord shall provide to Tenant an improvement allowance (“Allowance”) in an amount equal to Two Million Seventy Four Thousand and Fifty and no/100 Dollars ($2,074,050.00), based on $55.00 per rentable square foot of space in the Premises, for the contribution toward the cost of demolition and/or construction of the Tenant’s improvements to the Premises (“Tenant’s Work”), as well as design and engineering fees, architectural and space planning services, and municipal plan review and permit fees (collectively “Improvements”), including the right to use the Allowance, for project management fees, but expressly excluding legal fees and personal property (i.e., furniture) based on a mutually agreed upon space plan (“Space Plan”) and in accordance with Exhibit D. Notwithstanding the foregoing, Tenant shall have the right to apply any unused portion of the Allowance up to Ten and no/100 Dollars ($10.00) per rentable square foot, towards Tenant’s data/telecom cabling and installation costs, moving expenses of any kind or nature, fixtures, equipment, and security system (“Moving Costs”). During the construction of the Improvements, Landlord will make available (at no cost to Tenant) Building services, including HVAC, electrical to the Premises and access to the Building’s freight elevator, provided Tenant (or its designee) coordinates with Landlord, a schedule for such times and in a manner that will not unreasonably interfere with Landlord’s general operation of the Building.
Tenant shall have the right to select its own architect. Tenant shall select a contractor and subcontractors from Landlord’s approved contractors list, or as otherwise approved by Landlord. Tenant shall be obligated to utilize BCER Engineers for Tenant’s mechanical, electrical work, and plumbing design, and Martin/Martin for all structural design, including the reinforcing of the floor (if required) in areas reasonably approved by Landlord, so long as the fees charged by BCER Engineers and Martin/Martin do are comparable to the market rates for similar services by comparable professionals in comparable class office buildings in the Central Business District. Tenant shall have the right to request the Allowance in three installments upon completion of 35%, 70% and 100% of the Improvements, and upon satisfaction of the following items for each draw request: (i) Tenant delivers a schedule of values and shows in reasonable detail the completion of the portion of Improvements is proportionate to the amount of the Allowance draw request in a form reasonably satisfactory to Landlord; (ii) Tenant delivers to Landlord properly executed conditional mechanics’ lien waivers from all of Tenant’s contractors and subcontractors in compliance with all applicable laws; and (iii) Tenant delivers to Landlord a certificate signed by Tenant’s architect (AIA Application for Payment or substantially similar form), in a form reasonably acceptable to Landlord, certifying that the construction of the applicable part of the Improvements in the Premises has been completed. Provided that Tenant is not in default beyond any applicable notice and cure period at any draw request, then within thirty (30) days after satisfaction of items (i) through (iii) above, Landlord shall pay to Tenant all amounts shown in (i) above. Tenant may also request reimbursement of Moving Costs in the abovereferenced Allowance installments; provided that the requirements of subsections (i) through (iii) above shall not apply to any request for reimbursement of Moving Costs. All requests for reimbursement in connection with the completion of the Improvements shall be submitted by Tenant to Landlord as provided herein, but in no case later than two hundred and ten (210) days following the Commencement Date. In the event Tenant fails to submit invoices for reimbursement on or before the expiration of such two hundred and ten (210) day period, Tenant shall forfeit its right to any portion of the Allowance not requested prior to the expiration of such 210 day period. Tenant shall pay to

Landlord, which amount may be deducted by Landlord from the Allowance, a fee equal to one percent (1%) of the “hard costs” of Tenant’s Work for Landlord’s supervision of Tenant’s construction of the Premises to ensure code compliance, structural integrity of the Improvements, and coordination of Tenant’s Work within the Building. In addition to the Allowance, Landlord will provide Tenant twelve cents ($.12) per rentable square foot for a space planning allowance, which amount shall be paid by directly to Tenant’s space planner, within thirty (30) days of receipt from Tenant of an invoice from Tenant’s architect for such space planning.
22.02.Landlord’s Work. At Landlord’s sole cost and expense, Landlord shall be responsible for renovating the men’s and women’s restrooms on the 4th floor of the Building to current ADA compliant standards. Tenant has inspected the Premises and accepts the Premises in its current “white box” condition. (“Landlord’s Work”) subject to Section 3.04 above.
ARTICLE 23.00 TENANT’S OPTION TO EXTEND TERM
23.01.Grant. Subject to the terms and conditions of this Article, Landlord hereby grants Tenant the option to extend the Term (“Extension Option”) for a period of five (5) years (“Extended Term”) upon the terms and conditions set out in this Article, if
(a)Tenant is not in default under this Lease beyond any applicable notice and cure period at the time it exercises or at the commencement of the Extended Term, and is not subleasing more than ten percent (10%) of the Premises except to a Permitted Transferee.
(b)Tenant delivers to Landlord written notice (“Option Notice”) exercising its Extension Option no earlier than) nor more than eighteen (18) months, nor less than twelve (12) months prior to the end of the initial Term.
23.02.Terms. With respect to the Extended Term:
(a)Such Extension Option will apply to all of the Premises; or at Tenant’s election to only a portion of the Premises, provided that the Premises: (i) the Premises remains at least one (1) full floor; and (ii) Tenant shall surrender (A) the highest full floor(s) leased by Tenant, if Tenant elects to surrender a full floor or more; or (B) the portion of the Premises on the highest partial floor leased by Tenant. Tenant shall not be permitted to surrender only a portion of a full floor; or subdivide any partial floor then leased to Tenant;

(b)Annual Rent shall be equal to the then-current Market Rent (as described in Article 24.00 below) as of the commencement of the Extended Term,
(c)Occupancy Costs shall be determined in the manner set out in Exhibit B;
(d)Unless an allowance, if any, is provided in the determination of Market Rent as provided in Article 24.00 (in which event Landlord will include it in its determination of Market Rent), Tenant shall take the space in an “as-is” condition with all improvements to be Tenant’s responsibility at Tenant’s cost;
(e)Except as otherwise provided in this Section 22.02, the Extended Term shall be on all the same terms and conditions of this Lease; and
(f)In the event Tenant fails to timely deliver the Option Notice or declines to exercise said Extension Option, such right shall terminate and no longer be in effect.
23.03.Documentation. Landlord and Tenant shall execute and deliver appropriate documentation to evidence the renewal terms and conditions.
23.04.Non-Severability. The rights of Tenant under this Article 23.00 shall not be severed from the Lease or separately sold, assigned, or otherwise transferred, except to a Permitted Transferee, and shall expire on the expiration or earlier termination of this Lease.
ARTICLE 24.00 MARKET RENT
24.01.Definition. “Market Rent” means the annual rental amount per square foot together with market concessions, including but not limited to, free rent, tenant improvement allowance, and other economic inducements that then exist, which a landlord would receive or provide by then renting the space in question assuming the landlord to be a prudent person willing to lease but being under no compulsion to do so, assuming the tenant to be a prudent person willing to renew the lease but being under no compulsion to do so, assuming a lease term equal to the term in question, such concessions, if any, that a renewing tenant would receive in the market place in a similar class building in the Central Business District, for space of equivalent quality, size and utility, and assuming a lease containing the same terms and provisions as those contained in this Lease as affected by the terms of such renewal. Market Rent shall be paid as Annual Rent under this Lease, in addition to all other sums payable as Rent by Tenant under this Lease.

24.02.Determination on Market Rent. Upon Landlord’s receipt of Tenant’s Option Notice, Landlord and Tenant will negotiate in good faith the Market Rent for the Extended Term. In the event that the parties cannot mutually agree to the Market Rent within sixty (60) days after Landlord’s receipt of Tenant’s Option Notice, then Market Rent will be determined as described in Section 24.03 below.
24.03.Disagreement on Market Rent.
(a)In the event that the parties cannot agree to the Market Rent for the Extended Term within sixty (60) days after Landlord’s receipt of Tenant’s Option Notice, then either party can provide the other party its written notice to have the Market Rent determined in the manner described hereafter. Upon receipt by either party of the other party’s written notice to have Market Rent determined in the manner described hereafter, then within ten (10) business days thereafter, Landlord will provide Tenant in writing Landlord’s final offer of its Market Rent proposed during the prior period (“Market Rent Determination Notice”), and each party will choose thereafter a real estate licensed broker with at least ten (10) years’ office leasing experience, who has negotiated at least two (2) office leases of at least fifty thousand (50,000) rentable square feet in Class A office buildings located in the Central Business District of Denver, Colorado within the prior thirty-six (36) months, and who have not represented either Landlord or Tenant during such period. Each party will give the other written notice of the name and address of the broker selected by it within thirty (30) days of receipt of the Market Rent Determination Notice. Within ten (10) business days after receipt of the final designation of the last broker, those two (2) brokers shall select a third broker with the qualifications stated above. The three (3) brokers (singularly, the “Expert’’ and collectively, the “Experts”) shall make a determination of Market Rent as expeditiously as possible thereafter and in any event within thirty (30) days after the selection of the third Expert. The determination of the Experts shall be made as follows:
(i)Each Expert will independently determine the Market Rent and then all will meet and contemporaneously disclose to the others their respective determinations.
(ii)If neither the highest nor the lowest determination differs from the middle determination by more than ten percent (10%) of such middle determination, then the Market Rent shall be the average of all three determinations.

(iii)If subparagraph (ii) does not apply, then the Market Rent shall be the average of the two determinations closest by dollar amount.
(iv)The Experts shall promptly notify Landlord and Tenant of each of their separate determinations and the resulting Market Rent. The determination of Market Rent by the Experts shall be final, binding and conclusive upon Landlord and Tenant and may be confirmed by either party by application to any Court having jurisdiction thereof.
(b)From and after the determination of Market Rent based on this Section 24.03, Tenant shall pay Annual Rent for the Extended Term at the rate applicable under this Section 24.03. In the event that the final determination of Market Rent occurs after the commencement of the Extended Term, then within thirty (30) days after Landlord and Tenant receive notice of such determination of Market Rent, Tenant shall pay to Landlord the amount of any underpayment, or Landlord shall refund to Tenant the amount of any overpayment (or credit the same to the next Rent payments due, at Landlord’s option), as the case may be, of Annual Rent theretofore made.
(c)Each party will pay any and all fees and expenses incurred in connection with such party’s Expert and the fees and expenses for the third Expert will be borne equally by the parties except that if the Annual Rent resulting from any determination under this Section 24.03 is (i) greater than ninetyfive percent (95%) of the amount of Annual Rent set forth in Landlord’s Market Rent Determination, then Tenant shall pay all fees and expenses of all three of the Experts; or (ii) less than ninety percent (90%) of the amount of Annual Rent set forth in Landlord’s Market Rent Determination, then Landlord shall pay all fees and expenses of all three of the Experts ..
ARTICLE 25.00 RIGHT OF FIRST REFUSAL
25.01.Notice of Availability. Subject to any existing tenant’s superior rights, meaning superior rights expressly granted prior to the Effective Date of this Lease (“Superior Tenants”), Tenant will have a right of first refusal on any and all of the available space on the 3rd floor of the Building (“Refusal Space”). Landlord shall give Tenant notice of the availability of all or a portion of the Refusal Space, at such time as Landlord is prepared to accept a third party offer for the Refusal Space from a “bona fide” third-party tenant. The notice to Tenant shall set forth the economic terms and conditions (including “rent”, “tenant improvement allowance” and “term”) that Landlord is prepared to accept from a third party tenant to lease the Refusal Space (the “ROFR

Proposal”), prorated over the remaining Term if more than thirty-six (36) months remain in the Term as further described in Subsection 25.03(d) below. A space shall be deemed available for leasing if it is vacant, unencumbered by rights of Superior Tenants, or the current tenant has notified Landlord of its intent not to renew.
25.02.Right of First Refusal. Tenant may lease Refusal Space upon the terms and conditions set out in this Article 25.00, only if
(a)Tenant delivers to Landlord notice exercising its right to lease the Refusal Space within five (5) business days of Landlord’s delivery to Tenant of the ROFR Proposal; and
(b)an Event of Default is not then continuing beyond any applicable notice and cure period, or Tenant has not subleased all or any portion of the Premises (other than a Permitted Transferee as defined in Sections 11.07).
In the event that Tenant fails to exercise its right of first refusal on the Refusal Space within such five (5) business day period, Landlord shall have the right to enter into a lease with the third party tenant upon substantially similar terms and conditions contained in the ROFR Proposal. ( calculated on a net effective basis based on the proposed annualized Annual Rent, less any allowances, free rent, commissions or other concessions amortized over the term of the Refusal Space), and Tenant shall have no further right to the Refusal Space thereafter, except as provided below. For purposes of this Section a third party offer will be substantially similar if the economic terms and conditions are within 10% of the net effective basis of the Refusal Proposal. In the event that such third party offer is more than 10% favorable, Landlord shall be obligated to re-offer the Refusal Space to Tenant on the more favorable terms, and Tenant shall have five (5) business days to either accept or reject the offer. Notwithstanding anything in this Section to the contrary, if the Refusal Space described in the Refusal Offer is for less than the entire remaining space on the 3rd floor, Tenant shall retain the its Right of First Refusal on any remaining vacant space subject to the terms and conditions of this Section. Additionally, if Landlord fails to complete the third-party Lease upon which the ROFR Proposal is based within one hundred eighty (180) days, then Tenant shall again have a right of first refusal on the applicable Refusal Space.
25.03.Terms. A lease of space under this Article 25.00 shall contain the following:
(a)Annual Rent shall be equal to the annual rent rate set forth in the ROFR Proposal;

(b)Occupancy Costs as determined in the manner set out forth in Exhibit B;
(c)The term for the Refusal Space (“ROFR Term”) shall begin on the date Landlord delivers possession of the Refusal Space to Tenant and shall be coterminous with the Lease; provided if less than thirty-six (36) months remain on the initial Term as of the commencement date of the ROFR Term, and the term for the Refusal Space (including any rights to renew) extends beyond the then current Term of the Lease, and Tenant elects to exercise its right to the Refusal Space, Tenant shall be required to simultaneously exercise its Extension Option (as described in Article 23.00 above). For purposes of determining Annual Rent during the Extended Term exercised pursuant to this subsection (c), the Annual Rent for the Refusal Space shall be the average Annual Rent as set forth in the ROFR Proposal for the remainder of the Term and any Extended Term, and the Annual Rent for the Extended Term on the remainder of the Premises shall be determined pursuant to Article 24.00 above;
(d)Tenant shall take the Refusal Space in an “as-is” condition, and all improvements to the Refusal Space shall be Tenant’s responsibility at Tenant’s cost, subject to any tenant allowance provided in the ROFR Proposal calculated on a prorated basis based on the remaining Term provided that at least thirty-six (36) months remain in the Term as described in (c) above; and if Tenant is obligated to exercise its Extended Term as described in (c) above, the Improvement Allowance of the Refusal Space will be prorated over the entire remaining Term, including any Extended Term.
(e)the other terms and conditions shall be as set out in this Lease.
25.04.Documentation. Within ten (10) business days of receipt from Landlord, Tenant shall execute and deliver to Landlord those instruments Landlord may reasonably request to evidence any lease of space under this Article 25.00.
25.05.Non-Severability. The rights of Tenant under this Article 25.00 shall not be served from this Lease or separately sold, assigned, or otherwise transferred, except to a Permitted Transferee, and shall expire on the expiration or earlier termination of this Lease.
ARTICLE 26.00 RIGHT OF FIRST OFFER
26.01.Notice of Availability. Subject to Superior Tenant’s rights, Tenant will have the one time right of first offer (“Right of First Offer”) on any vacant space of

10,000 rentable square feet or more on floors 2 through 13 of the Building (“Offer Space”) at such time as such Offer Space becomes available for leasing. Landlord shall give Tenant notice of the availability of all of the Offer Space at such time as Landlord is prepared to offer the Offer Space for leasing. The notice to Tenant shall set forth the size and location of the Offer Space, and the economic terms and conditions (including “rent”, “tenant improvement allowance” and “term”) that Landlord is prepared to accept from a third party tenant to lease the Offer Space (“Offer Proposal”), prorated over the remaining Term if more than thirty-six (36) months remain in the Term as further described in Subsection 26.03(e) below. A space shall be deemed available for leasing if it is vacant, unencumbered by rights of Superior Tenants, or the current tenant has notified Landlord of its intent not to renew.
26.02.Right of First Offer. Tenant may lease the entire Offer Space described in the Offer Proposal upon the terms and conditions set out in this Article 26.00, only if
(a)Tenant is not in an Event of Default beyond any applicable notice and cure period under this Lease, or is not subleasing any portion of the Premises, other than to a Permitted Transferee at the time Landlord gives its notice or at the commencement of the lease of the Offer Space;
(b)Tenant delivers to Landlord written notice exercising its right to lease the Offer Space pursuant to the terms and conditions contained in the Offer Proposal, within seven (7) business days of Tenant’s receipt of the Offer Proposal; and
(c)Upon Tenant’s exercise of its right to lease the Offer Space, or in the event that Tenant rejects the Offer Space, then Tenant shall have no further right of first offer to any other space.
In the event that Tenant fails to exercise its right of first offer on the Offer Space within such seven (7) business day period, Landlord shall have the right to lease the Offer Space to a third party tenant upon substantially the same economic terms and conditions contained in the Offer Proposal (calculated on a net effective basis based on the proposed annualized Annual Rent, less any allowances, free rent, commissions or other concessions amortized over the term of the Offer Space), and Tenant shall have no further right to any Offer Space thereafter. For purposes of this Section a third party offer will be substantially similar if the economic terms and conditions are within 10% of the net effective basis of the Offer Proposal. In the event that such third party offer is more than 10% favorable, Landlord shall be obligated to re-offer the Offer Space to Tenant on the more favorable terms, and Tenant shall have five (5) business days to either accept or reject the offer. Additionally, if Landlord fails to lease the Offer Space to a third-party within one hundred eighty (180) days of the Offer Proposal, then Tenant’s Right of First Offer shall be renewed.
26.03.Terms. A lease of space under this Article 26.00 shall contain the following:
(a)Annual Rent shall be equal to the amount that Landlord is prepared to offer a third party as provided in Section 26.01 above;
(b)Occupancy Costs shall be determined in the manner set out in Landlord’s then-current standard form of lease for the Building;
(c)The commencement date of the Offer Space shall be as described in the Offer Proposal.
(d)The term for the Offer Space (“Offer Term”) shall begin on the date Landlord delivers possession of the Offer Space to Tenant and shall be coterminous with the Lease; provided if less than thirty-six (36) months remain on the initial Term, and the term for the Offer Space (including any rights to renew) extends beyond the then current Term of the Lease, and Tenant elects to exercise its right to the Refusal Space, Tenant shall be required to simultaneously exercise its Extension Option (as described in Article 23.00 above). Tenant’s Right of First Offer shall not apply if the Offer Term would commence during the last thirty-six (36) months of the Extended Term. For purposes of determining Annual Rent during the Extended Term exercised pursuant to this subsection (d), the Annual Rent for the Offer Space shall be the average Annual Rent as set forth in the ROFR Proposal for the remainder of the Term and the Extended Term, and the Annual Rent for the Extended Term on the remainder of the Premises shall be determined pursuant to Article 24.00 above;
(e)Tenant shall take the Offer Space in an “as-is” condition, subject to any tenant improvements or inducements that Landlord was prepared to offer to a third party; calculated on a prorated basis based on the remaining Term provided that at least thirty-six (36) months remain in the Term as described in (d) above; and if Tenant is obligated to exercise its Extended Term as described in (d) above, the Improvement Allowance of the Offer Space will be prorated over the entire remaining Term, including any Extended Term.
(f)The other terms and conditions shall be as set out in this Lease.

26.04.Documentation. Within ten (10) business days of Tenant’s exercise of its right to the Offer Space, Landlord and Tenant shall execute those instruments mutually acceptable to Landlord and Tenant to evidence any lease of space under this Article 26.00.
26.05.Non Severability. The rights of Tenant under this Article 26.00 shall not be severed from this Lease or separately sold, assigned, or otherwise transferred and shall expire on the expiration or earlier termination of this Lease.
ARTICLE 27.00 TERMINATION OPTION
27.01.Grant. Provided Tenant has not exercised its (i) Extension Option (as described in Article 23.00 above; (ii) its Right of the First Refusal (as described in Article 25.00 above), or (iii) its Right of First Offer (as described in Article 26.00 above) within the twenty four (24) months prior to Tenant’s delivery of its “Termination Notice” (as provided herein), then Tenant shall have the one-time right to terminate (“Termination Option”) this Lease on the last day of the seventieth (70th) full calendar month after the Commencement Date (“Termination Effective Date”), if
(a)Tenant is not in default beyond any applicable cure period at the time Tenant exercises its Termination Option or on the Termination Effective Date;
(b)Tenant delivers to Landlord written notice (“Termination Notice”) exercising its Termination Option at least twelve (12) months prior to the Termination Effective Date, time being of the essence;
(c)Tenant shall be obligated to surrender the Premises in the condition required by the Lease;
(d)Tenant pays to Landlord with its Termination Notice a termination fee in certified funds equal to the unamortized principal balance of (i) the Allowance (including any Allowance provided to Tenant on any additional space leased by Tenant), (ii) the amount of Annual Rent and Occupancy Costs that would have been paid during the Rent Concession Period, including the abated Annual Rent and Occupancy Costs provided on the partial Premises during months 8 through 18; (iii) brokerage commissions paid to Tenant or on Tenant’s behalf; (iv) Landlord’s reasonable attorneys’ fees paid in the negotiation of this Lease, all together with interest thereon at eight percent (8%) amortized over the balance of the Term; plus four (4) months of gross Rent due on the Termination Effective Date; and

(e)In the event that the terms and conditions of this Section are not satisfied (expressly including the timely delivery of the Termination Notice), Tenant’s right of termination shall lapse and be of no further force and effect, and the Lease shall remain in effect throughout the remainder of the Term.
27.02.Survival. Provided an Event of Default beyond any applicable notice and cure period has not occurred prior to the Termination Effective Date, if Tenant timely exercises the Termination Option, this Lease shall be deemed terminated on the Termination Effective Date as though it had expired according to its terms, and Landlord and Tenant shall be relieved of any and all further obligations thereunder. The respective rights and obligations of Landlord and Tenant with respect to the Lease and the Premises shall be preserved and shall survive the termination of this Lease as to all matters arising or accruing prior to the Termination Effective Date.
27.03.Documentation. Landlord and Tenant shall execute and deliver mutually agreeable and appropriate documentation to evidence the termination of this Lease. Upon written request by Tenant, but in no event earlier than ninety (90) days after the last draw request by Tenant pursuant to Section 22.01 above, Landlord shall provide to Tenant documentation of the out-of-pocket costs incorporated into the termination fee described in Subsection 27.01 (d) and an amortization schedule showing the amount of the termination fee.
27.04.Non-Severability. The rights of Tenant under this Article shall not be severed from the Lease or separately sold, assigned, or otherwise transferred (except with respect to any Permitted Transferee), and shall expire on the expiration or earlier termination of this Lease.
ARTICLE 28.00 MISCELLANEOUS
28.01.Relationship of Parties. Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that Landlord does not in any way or for any purpose become a partner of Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with Tenant.
28.02.Consent Not Unreasonably Withheld. Except as otherwise specifically provided, whenever consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed, and Landlord or Tenant’s sole remedy, if the other unreasonably withholds, conditions or delays its consent or approval, shall be an action for specific performance, and neither Landlord nor Tenant shall not be liable for damages. If either party withholds any consent or approval, such party shall on written request deliver to the other party a written statement giving the reasons therefore.
28.03.Name of Building and Project. Landlord shall have the right in its sole discretion after thirty (30) days’ notice to Tenant, to change the name, number or designation of the Building or the Project (if any), or both, during the Term without liability to Tenant.
28.04.Applicable Law and Construction. This Lease shall be governed by and construed under the laws of the jurisdiction in which the Building is located, and its provisions shall be construed as a whole according to their common meaning and, because this Lease has been negotiated by both Landlord and Tenant, shall not be interpreted strictly for or against Landlord or Tenant. The words Landlord and Tenant shall include the plural as well as the singular. If this Lease is executed by more than one tenant or landlord, Tenant’s and Landlord’s obligations hereunder, as the case may be, shall be joint and several obligations of such executing tenants and landlords. Time is of the essence of this Lease and each of its provisions. The captions of the Articles are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.
28.05.Entire Agreement. This Lease contains the entire agreement between the parties hereto with respect to the subject matter of this Lease and shall supersede all prior agreements or understandings between Landlord and Tenant with respect to the subject matter hereof. Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except such as is set out in this Lease.
28.06.Offer Irrevocable. Tenant hereby offers to lease from Landlord the Premises under the terms and conditions of this Lease. Landlord shall not be deemed to have made an offer to Tenant by preparing this Lease and no agreement respecting the Premises shall arise or exist between the parties except through the making of this offer by Tenant and the acceptance by Landlord by delivering to Tenant a copy hereof which has been executed by Landlord. This offer shall be irrevocable and open for acceptance by Landlord until 5:00 p.m. on the tenth (10th) business day after execution hereof by Tenant, and receipt by Landlord, and if not accepted by then may be withdrawn.
28.07.Amendment or Modification. Except to the extent as may otherwise specifically be provided in this Lease, no amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

28.08.Construed Covenants and Severability. All of the provisions of this Lease are to be construed as covenants and agreements as though the words imparting such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.
28.09.No Implied Surrender or Waiver. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver is in writing signed by the waiving party. Tenant’s or Landlord’s waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord’s receipt of Rent with knowledge of a breach by Tenant of any term or condition of this Lease shall not be deemed a waiver of such breach. Landlord’s failure to enforce against Tenant or any other tenant in the Building any of the Rules and Regulations made under Article 14.00 shall not be deemed a waiver of such Rules and Regulations. No act or thing done by Landlord, its agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing signed by Landlord. Neither the delivery of keys to nor the acceptance thereof by any of the Landlord’s agents or employees, nor the taking possession of the Premises by Landlord after any vacation thereof by Tenant, shall operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check, or payment as Rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy available to Landlord.
28.10.Successors Bound. Except as otherwise specifically provided, the covenants, terms and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.
28.11.Relocation - Substitute Premises. This Section intentionally omitted.
28.12.Lease Approval. The execution of this Lease shall be subject to the approval of Landlord’s Management Committee and, if required, by Landlord’s lender for the Building. . Landlord shall use commercially reasonable efforts to obtain any required approvals within ten (10) business days of the Effective

Date. If Landlord fails to obtain such approvals within such 10-business day period, then Tenant shall have the right to terminate this Lease, upon written notice to Landlord, given at any time after such 10-business day period, and if Landlord fails to deliver an executed Lease with all necessary approvals within two (2) business days after receipt of Tenant’s termination notice, this Lease shall terminate without any further action on Landlord’s or Tenant’s part.
28.13.Nondiscrimination. Tenant covenants that this Lease is made and accepted upon and subject to the condition that there shall be no discrimination against or segregation of any person or group of persons on account of sex, marital status, race, color, creed, religion, national origin or ancestry. In the leasing, subleasing, transferring, use or enjoyment of the Premises nor shall Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or vendees in the Premises.
28.14.Letter of Credit. Within forty-five (45) days of the Effective Date, Tenant shall deliver to Landlord a letter of credit (“Letter of Credit”) in a form reasonably acceptable to Landlord in the amount of Two Million and no/100 Dollars ($2,000,000.00), issued by Silicon Valley Bank, or another national bank, naming Landlord as beneficiary and allowing Landlord to draw the Letter of Credit for an Event of Default (that is continuing beyond any applicable notice and cure period) as described in Article 19.00 of the Lease. The Letter of Credit shall expressly state that it will be (i) in an evergreen form and automatically renew without any action or notice by Landlord required, (ii) be honored by the issuer without inquiry into the accuracy of any such notice or statement made by Landlord; (iii) permit multiple or partial draws up to the stated amount of the Letter of Credit; and (iv) expressly provide that it is transferable to any successor of Landlord or Landlord’s lenders (at no cost to Landlord or its lender). The Letter of Credit shall stand as security for all of Tenant’s obligations under the Lease.
Provided an Event of Default has not occurred (beyond any applicable notice and cure period), the Letter of Credit shall decline annually by Five Hundred Thousand and no/100 Dollars ($500,000.00) on the first anniversary, and each annual anniversary thereafter, of the expiration of the Rent Concession Period until such time as the amount of the Letter of Credit is reduced to zero ($0.00), after which the Letter of Credit shall terminate and no Letter of Credit or other security shall be required in connection with this Lease; provided, that in lieu of a declining Letter of Credit, on each anniversary of this Lease (until the Letter of Credit is reduced to $0.00), Tenant may provide and Landlord shall accept a substitute Letter of Credit in the reduced amount (in which case the prior Letter of Credit shall terminate upon Landlord’s receipt of the substitute Letter of Credit).
If an Event of Default has occurred (beyond any applicable notice and cure period) the Letter of Credit shall not be reduced, and the remaining balance of the Letter of Credit shall stand as security for Landlord for the remainder of the Term. If there is an Event of Default under the Lease by Tenant beyond any applicable notice and cure period, then Landlord, in addition to any other remedy it may have under the Lease, may draw upon the Letter of Credit in an amount necessary to cure any non-monetary Event of Default under the Lease, or a monetary default of any obligation under the Lease beyond any applicable notice or cure period; provided nothing herein shall limit Landlord’s right to draw upon the entire full face value of the Letter of Credit in the event that Landlord exercises its right to terminate Tenant’s possession of the Premises or the Lease as provided under Section 19.03, expressly including any condition expressed in Subsection 19.02 (c) or (d). A draw under the Letter of Credit of less than the full face amount thereof shall not preclude subsequent additional draws thereunder, nor shall one (1) or more draws under the Letter of Credit preclude the exercise, either simultaneously or subsequently, of any rights or remedies of Landlord under the Lease.
28.15.Personal Liability. The obligations of Tenant or Landlord under this Lease do not constitute personal obligations of Landlord or Landlord’s or Tenant’s individual partners, members, directors, officers, agents or shareholders of Tenant or Landlord, disclosed or undisclosed. Tenant shall look solely to Landlord’s estate in the Land and Building and the rents and profits generated thereby for satisfaction of any monetary liability under or in respect of this Lease or for the satisfaction of Tenant’s remedies for the collection of a judgment (or other legal process) requiring the payment of money by Landlord and no other property and assets of such Landlord or any partner, member, officer, director, agent or shareholder, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or in respect of this Lease, the relationship of Landlord and Tenant under this Lease or Tenant’s use of the Land or Building or the use or occupancy of the Premises.
28.16.Brokerage Commission. Landlord and Tenant each agree to indemnify and hold the other harmless from and against all broker’s or other real estate commissions or fees incurred by the indemnifying party or arising out of its activities with respect to this Lease. Landlord is represented by Nick Pavlakovich of Cushman & Wakefield, Inc. and Tenant is represented by Jones Lang LaSalle Americas, Inc. (collectively the “Brokers”). Landlord and Tenant each hereby represent and warrant to the other that it does not recognize and has not used any broker other than the Brokers with respect to this Lease and the negotiation hereof. Landlord hereby agrees to pay Brokers a commission per a separate agreement between Landlord and Brokers.
28.17.Unavoidable Delay. As used in this Lease, “Unavoidable Delay” means fire, explosion and other casualties; war, invasion, insurrection, riot, sabotage, and malicious mischief; strikes, work stoppages or slowdowns and lockouts; condemnation; rules, regulations or orders of civil or military or naval authorities adopted after the date hereof; impossibility of or delay in obtaining materials or reasonable substitutes from suppliers for reasons other than unavailability of funds (excluding any special materials selected by Tenant which are not generally available or for which there are not reasonable substitutes); or any other cause, the occurrence of which, or the extent and duration of the occurrence of which, is not within the reasonable control of the party in question. An Unavoidable Delay shall exist only for the period in which it is not within the reasonable control of the party in question to prevent, control or correct such event. Except as otherwise provided in this Lease, (a) if Landlord or Tenant shall, due to Unavoidable Delay, fail punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent caused by Unavoidable Delay; or (b) if any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or some specified date, then such prescribed period of time and such specified date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the Unavoidable Delay. Notwithstanding the foregoing, Unavoidable Delay shall not be applicable to Tenant’s obligation to pay Rent or its obligations to pay any other sums, moneys, costs, charges or expenses required to be paid by Tenant hereunder.
28.18.Hazardous Materials. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials on or about the Premises or any other portion of the Project, nor shall Tenant allow the storage or use of such substances or materials on or about the Premises or any other portion of the Project, nor allow to be brought into the Premises or any other portion of the Project any such materials or substances. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act, the Clean Water Act, any amendments to such Acts, and any federal, state or municipal laws, ordinances, regulations or common law which may now or hereafter impose liability on Landlord with respect to hazardous substances (“Hazardous Substances”). Hazardous Substances shall not include, and this Lease will not be construed to prohibit, Tenant’s use or storage of incidental quantities or supplies or products which are commonly used in offices or Tenant’s business, such as copier fluid and ordinary cleanings supplies, provided any such product is disposed of properly. Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents and employees harmless from and against all claims, costs and liabilities, including attorneys’ fees, court costs, and other expenses of litigation (i) arising out of or in connection with any breach of this Section by Tenant, or (ii) arising out of or in connection with the removal, clean-up and restoration work and materials necessary to return the Premises and the Project and any other property of whatever nature located therein to their condition existing prior to the introduction of Hazardous Substances in or about the Premises or Project by Tenant; provided, however, that foregoing indemnity shall not include, and Tenant shall have no liability whatsoever for, any Hazardous Substances that were located on or about the Premises and/or Building on, or before, the Commencement Date, nor any Hazardous Substances placed on or about the Premises and/or Building by Landlord, its employees, agents or contractors, or by any other tenant. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any Hazardous Substances on or about the Premises (or, as a result of Tenant’s actions, on or about other portions of the Project), then, if such testing determines that Tenant has breached this Section 28.18, the costs thereof shall be reimbursed by Tenant to Landlord upon demand additional charges. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s knowledge and belief regarding the presence of Hazardous Substances or materials on the Premises. The within covenants and indemnity shall survive the expiration or earlier termination of the Term .. Landlord represents and warrants to Tenant that, as of the Effective Date, Landlord has received no written notice(s) of any violation of Hazardous Substances laws related to the Building.
28.19.Authorization. Tenant hereby warrants (i) that Tenant is, as applicable, a duly qualified corporation or partnership authorized and/or qualified to do business in the state in which the Land is located; and (ii) that each individual executing this Lease on behalf of Tenant is, as applicable, an officer or partner of Tenant duly authorized and empowered to execute and deliver this Lease on behalf of Tenant, all corporate or partnership action necessary thereto having been duly taken.

28.20.No Air Rights. This Lease does not grant any easements or rights for light, air or view. Any diminution or blockage of light, air or view by any structure or condition now or later erected will not affect this Lease or impose any liability on Landlord.
28.21.Recording; Confidentiality. Tenant will not record this Lease, or a short form memorandum. Tenant agrees to keep the Lease terms, provisions and conditions confidential and will not disclose them to any other person. However, Tenant may disclose Lease terms, provisions and conditions to Tenant’s accountants, attorneys, managing employees and others in privity with Tenant, as reasonably necessary for Tenant’s business purposes, as required by law or court order or as may be necessary for Tenant to enforce the terms of this Lease.
28.22.Alternate Electricity Provider. Tenant shall not have the right to utilize services of an alternative electricity provider other than the public utility that is servicing the Building as of the date of Tenant’s execution of this Lease unless Landlord makes an alternative electricity provider available to any other tenants of the Project.
28.23.Non-Severability. The rights of Tenant under this Lease shall not be severed from this Lease or separately sold, assigned, or otherwise transferred, and shall expire on the expiration or earlier termination of this Lease.
28.24.Prohibited Persons and Transactions. Tenant and Landlord (each, a “Representing Party”) each represents and warrants to the other (i) that, to the Representing Party’s knowledge as of the Effective Date, neither the Representing Party nor any person or entity that directly owns a ten percent (10%) or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) that, to the Representing Party’s knowledge as of the Effective Date, the Representing Party’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the term of the Lease the Representing Party shall comply with the Executive Order and with the Money Laundering Act.

28.25.Taxable REIT Subsidiary. If Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by an independent contractor of Landlord, Landlord’s property manager, or a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager (each, a “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against any charge for such service made by Landlord to Tenant under this Lease, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.
28.26.Parking. Within thirty (30) days after the Commencement Date, Tenant shall have the option to rent a number of parking spaces at the “Parking Garage” (as further described in subsection 1.01 (e) of Exhibit B) based upon a ratio of one (1) unreserved parking space for each 1 ,200 rentable square feet of space in the Premises, at then current market rates established by Landlord from time to time. The current monthly rate as of the Effective Date is $200.00 per unreserved parking space and $300.00 per reserved. In the event Tenant discontinues the use or payment for any of the above referenced parking spaces for a period of thirty (30) consecutive days or more, such spaces shall return to Landlord as its available inventory, provided that Tenant may again request such spaces subject to availability on a non-guaranteed basis.
28.27.Rooftop Space. Provided that Tenant is occupying the Premises and no uncured Event of Default exists, beyond any applicable notice and cure period, Tenant shall have the right to lease space on the roof of the Building on a non-exclusive basis, to install one (1) satellite dish or antenna within a mutually agreed upon location (“Rooftop Space”) at any time during the Term of this Lease, including any extension thereof. If Tenant elects to lease the Rooftop Space, Landlord and Tenant shall enter into a separate rooftop agreement on Landlord’s standard form based upon mutually agreed upon terms as follows:
(a)Tenant shall pay the then current monthly rate, which is currently $200.00 per month per diameter foot;
(b)installation and review of Tenant’s plans for the satellite dish or antenna by Landlord shall be at Tenant’s sole cost and expense; and

(c)within five (5) business days after the expiration of the Term, Tenant shall be obligated to remove all equipment and materials installed on the rooftop servicing the Rooftop Space, and shall be responsible for all repair to the Rooftop Space arising from such removal.
28.28.Back-up Generator. At any time during the Term, Tenant shall have the right to install in the Parking Garage (as defined in Exhibit B), at a location reasonably designated by Landlord, and maintain and exclusively use for Tenant’s own benefit, a diesel backup generator, the size and location to be consented to by Landlord (the generator and any substitutions and replacements thereof being the “Backup Generator”); provided, Tenant shall:
(i)be solely responsible for the installation of the Backup Generator and connection to the Premises pursuant to plans and specifications approved by Landlord;
(ii)be solely responsible for the maintenance, replacement (if necessary) and repair, and appearance of the Backup Generator, in a manner consistent with a Class A building and parking garage, and insuring it in the manner required by this Lease;
(iii)disconnect the Backup Generator from the Premises and remove it from the rooftop of the Garage within five (5) business days after the expiration of the Term, and such removal will be performed outside of Normal Business Hours and on weekends;
(iv)be responsible for the payment of a Parking Space Charge for each Parking Space occupied by the Backup Generator in accordance with Section 28.25 above;
(v)be responsible for any utility costs arising from the use of such Backup Generator;
(vi)be responsible for taking reasonable steps to secure the Backup Generator from the general public, and for providing Landlord access to the Backup Generator in the event of an emergency affecting the Backup Generator;
(vii)indemnify and hold harmless Landlord from any damage or liability arising from the Backup Generator (expressly including any spills of generator fuel), except to the extent such damage or liability is caused by the gross negligence or willful misconduct of Landlord or its employees, agents, contractors or representatives.

Notwithstanding anything in this Lease to the contrary, the Backup Generator shall not be deemed a part of the Improvements subject to the Allowance described in Article 22.00 above.
28.29.Counterparts; Electronic Signatures. This Lease may be executed by the parties hereto individually or in combination or in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument. Scanned and emailed, or electronic signatures shall be deemed original and binding on the parties upon delivery, with original counterparts to be delivered thereafter.

IN WITNESS OF THIS LEASE, Landlord and Tenant have properly executed it as of the date set out on page one.

LANDLORD:		TENANT:
BOP 1801 CALIFORNIA STREET LLC, and BOP 1801 CALIFORNIA STREET II LLC		IBOTTA, INC

By:	/s/ David Sternberg	By:	/s/ B Leach
		Name:	B Leach
		Title:	CEO

		By:	/s/ K Voermann
		Name:	K Voermann
		Title:	CFO

Actual date of Tenant’s execution:

October 20, 2015
Note: The names and titles of the persons executing or witnessing the execution of this Lease should be typewritten or legibly printed on the lines indicated above.

1801 CALIFORNIA	Brookfield
FLOOR 04
EXHIBIT A

STOUT STREET
Suite 400
ELEC RM
MEN
WOM
TEL RM
UP
DN
JAN
ELEC RM
MEN
WOM
TEL RM
18th STREET
CALIFORNIA STREET

EXHIBIT B
1801 CALIFORNIA STREET
DENVER,COLORADO
SECTION 1.00 WORDS AND PHRASES
1.01.Definitions. In the Lease, including this Exhibit:
(a)“Building” means the building in which the Premises are located currently known as 1801 California Street, being the fifty-four (54) story office tower located on the Land and forming part of the Project (except entrance lobbies, elevator cores and stairwells, vertical duct work and mechanical systems, and structural supports), including street and below street level space leased or designated for lease by Landlord to tenants for retail or service stores and for storage, and support.
(b)“Common Areas” means at any time those portions of the Project not leased or designated for lease to tenants that Landlord provides for use in common by (or by the sublessees, agents, employees, customers, or licensees of), Landlord, Tenant, and any other tenants of the Project, whether or not those areas are open to the general public, and includes any fixtures, chattels, systems, decor, signs, facilities, or landscaping contained, maintained, or used in connection with those areas (but excluding any areas or items benefiting a single tenant, including, without limitation, tenant specific signage), and is deemed to include any city sidewalks adjacent to the Land and any pedestrian walkway system, whether above or below grade, park, or other facility open to the general public for which Landlord is subject to obligations arising from the Land and Project.
(c)“Delivery Facilities” means those portions of the Common Areas on or below street level from time to time designated by Landlord as facilities to be used in common by Landlord, tenants of the Project, and others for purposes of loading, unloading, delivery, dispatch, and holding of merchandise, goods, and materials entering or leaving the Project, and giving vehicular access to the Project.
(d)“Land” means those lands in the City and County of Denver, State of Colorado, legally described as:
PARCEL A: A PARCEL OF LAND BEING ALL OF LOTS 10 TO 23 AND A PORTION OF LOTS 7 TO 9, 24, 25 AND 26, AND A PORTION OF ADJACENT VACATED ALLEY, ALL IN BLOCK 142, EAST DENVER, THE PLAT OF WHICH IS RECORDED IN PLAT BOOK 1, PAGE 1.
Exhibit B - Page 1 of 10

PARCEL B: A PORTION OF LOTS 25 AND 26, BLOCK 142, EAST DENVER, THE PLAT OF WHICH IS RECORDED IN PLAT BOOK 1, PAGE 1, LYING BELOW DENVER DATUM ELEVATION 60.3.
PARCEL C: A PORTION OF LOTS 7 AND 8, BLOCK 142, EAST DENVER, THE PLAT OF WHICH IS RECORDED IN PLAT BOOK 1, PAGE 1, LYING BELOW DENVER DATUM ELEVATION 46.8.
AND TOGETHER WITH all rights in and to any licenses, permits, or easements granted in favor of the development and use of the Land; and shall be deemed to include additional land in which Landlord has an interest from time to time which is contiguous to the Land (or contiguous to a public street that is contiguous to the Land) and which Landlord has improved for use in connection with the Land, and shall be deemed to exclude any parts of the Land which are transferred from time to time.
(e)“Parking Garage” means the parking garage adjacent to the Building and located at 1847 California Street, Denver, Colorado.
(f)“Project” means the Land, Parking Garage, Building, and those developments and improvements in which Landlord has an interest from time to time and which are located on the Land, Parking Garage, and/or the Building.
(g)“Section” means a section of this Exhibit B.
1.02.Normal Business Hours. Except as otherwise specifically provided in the Lease, normal business hours for the Building shall be from 7:00 a.m. to 6:00 p.m., Monday through Friday of each week, and 9:00 a.m. to 1 :00 p.m. on Saturday, excluding days which are legal or statutory holidays in the jurisdiction in which the Building is located, subject to change by Landlord.
SECTION 2.00 DETERMINATION OF OCCUPANCY COSTS
2.01.Definitions. In this Section 2.00
(a)“Taxes” means the aggregate of all taxes, rates, charges, levies, and assessments imposed by any governmental or quasi-governmental or other taxing authority upon or in respect to the real property interest in the Project or any tax imposed on the capital invested in the Project. In determining Taxes, any gross receipts, income, profits, or excess profits tax imposed upon the gross receipts or income of Landlord and any other tax of a personal nature charged or levied against the Landlord shall be excluded, except to the extent that such is levied in lieu of
Exhibit B - Page 2 of 10

taxes, rates, charges, or assessments in respect of the Land or improvements on the Land.
(b)“Tax Cost” means that portion of Taxes accruing in respect of the calendar year in which the Fiscal Year begins as it relates to the Project.
(c)“HVAC Cost” means a percentage of the reasonable costs attributable to the Building in the Fiscal Year for the operation, repair, and maintenance of the systems for heating, ventilating, and air conditioning the Project, as established by Landlord from time to time on a fair and equitable basis (using a commercially reasonable standard, and upon request describing to Tenant the method used in Landlord’s determination) which reflects load and hours of operation.
(d)“General Project Expense” means all reasonable costs, charges, and expenses in respect of a Fiscal Year directly attributable to the operation, repair, and maintenance of the Project.
(e)“Common Areas Expense” means all reasonable costs, charges, and expenses in respect of a Fiscal Year attributable to the operation, repair, and maintenance of the Common Areas.
(f)“Square Feet in the Building” means the aggregate of the rentable areas of the Building calculated on a single tenancy floor basis, provided that if, from time to time, there is a material change in the rentable space in the Building, Square Feet in the Building shall, from the effective date of the change until any further change, mean the number of rentable square feet in the Building determined on completion of that change on the basis set out in Section 3.00, provided that in no event will a change in the Square Feet of the Building increase Tenant’s proportionate share of Occupancy Costs, or the amount of Rent then due and payable by Tenant. The current Square Feet in the Building is 1,315,428 rentable square feet, provided nothing herein shall limit Landlord’s ability to remeasure the Building.
(g)“Square Feet in the Premises” means the aggregate of the numbers of square feet set out in the definition of Premises under Article 1.01 of the Lease.
2.02.Occupancy Costs. Occupancy Costs for any Fiscal Year is an amount equal to Operating Cost (as defined in Section 2.03) in respect of that Fiscal Year multiplied by the Square Feet in the Premises.
Exhibit B - Page 3 of 10

2.03.Determination of Operating Cost. “Operating Cost” means a per square foot amount in respect of a Fiscal Year established in accordance with generally accepted accounting principles and confirmed in a certificate of Landlord, and equal to the sum of the following costs, divided by the Square Feet in the Building:
(a)all reasonable costs, charges, and expenses directly attributable to the operation, repair, and maintenance of the Project, including, without limitation, Tax Cost and HVAC Cost; and subject to Section 2.03(d) all indirect costs that are reasonably attributable to the operation, repair, and maintenance of the Building, including, without limitation, accounting, administrative, and legal costs; and
(b)a portion of Common Areas Expense as established by Landlord from time to time on a fair and equitable basis (using an commercially reasonable method, and upon request describing to Tenant the method used in Landlord’s determination); and
(c)a charge for property management services no greater than three percent (3%) of Landlord’s gross revenue from the Building in such Fiscal Year, excluding revenues under this Section 2.03(c). For purposes of this Section 2.03(d), Rent shall be deemed to be paid for not less than ninety-five percent (95%) of the Square Feet in the Building at a rate equal to the average Rent of the leases in place during the Fiscal Year; and
(d)all expenses properly allocable to the Fiscal Year for any capital improvement or structural repair incurred to reduce or limit increases in Operating Cost, or required by Landlord’s insurance carrier or by any change in the laws, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction (excluding any cost or expense to bring the Building into compliance for any violation of any laws, rules, regulations or orders described above existing as of the Effective Date), or capital expenses resulting from repair, replacement, or maintenance performed in a commercially reasonable manner, which expenses shall be repaid in equal monthly installments together with interest at the prime rate plus two and one-half percent (2.5%) amortized over the lesser of the useful capital life of the capital improvement or structural repair or the operational savings payback period.
Exhibit B - Page 4 of 10

2.04.Limitation on Operating Cost. Notwithstanding the foregoing, in determining Operating Cost, the cost (if any) of the following shall be excluded:
(a)Leasing commissions;
(b)the cost of tenant finish improvements including without limitation permit, license and inspection cost provided solely for the benefit of other tenants or proposed tenants in the Building;
(c)Depreciation of the Building;
(d)The cost of services separately charged to and paid by another tenant in the Building;
(e)Interest payments and financing costs associated with Building or Project financing;
(f)Legal, consulting, auditing and professional fees, other than those incurred in connection with the management, maintenance and operation of the Project;
(g)Repairs and replacements for which and to the extent that Landlord has been reimbursed by insurance and/or paid pursuant to warranties or paid by third parties;
(h)Advertising and promotional expenses for the purposes of leasing space in the Building;
(i)Costs representing amounts paid to an affiliate of Landlord for services or materials which are in excess of the commercially competitive rates which would have been paid in the absence of such relationship;
(j)Interest, points and fees on debt or amortization on or for any mortgage or mortgages encumbering the Building or the Project or any part thereof, and all principal, escrow deposits and other sums paid on or in respect to any indebtedness (whether or not secured by a mortgage lien) and on any equity participation of any lender or lessor, and all costs incurred in connection with any financing, refinancing or syndication of the Project, Building or any part thereof;
(k)All items and services for which Tenant or any other tenant in the Building reimburses Landlord with the exception of any reimbursement for Operating Cost, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement and all other
Exhibit B - Page 5 of 10

expenditures for which Landlord is, or has the right to be, reimbursed or indemnified;
(l)Electric power costs for which any tenant or occupant of the Building directly contracts with the local public service company;
(m)Taxes and assessments attributable to the property of any tenant if such taxes or assessments are separately paid or separately billed to;
(n)Any costs of artwork or improvements which are in excess of those typically provided in similar first class office buildings in the Central Business District;
(o)Dues, fees, and contributions paid to civic and philanthropic organizations;
(p)Any franchise fees;
(q)Costs incurred in removing other tenant’s entity’s or individual’s property from the Building;
(r)Auditors and accountant fees associated with the Building;
(s)Land acquisition costs;
(t)capital expenditures, other than capital expenditures expressly permitted above;
(u)costs of correcting defects in the construction of the Building, or correcting defects to the Building systems or equipment when installed;
(v)salaries of officers and executives of Landlord above the grade of “vice president of operations,” provided, however, all wage, salaries and other compensation otherwise allowed to be included in Operating Costs shall also exclude any portion of such costs related to any employee’s time devoted to other efforts unrelated to the maintenance and operation of the Building;
(w)costs of any Hazardous Substances remediation;
(x)costs of any additions to the Building;
(y)repairs made in accordance with the casualty or condemnation sections of this Lease;
Exhibit B - Page 6 of 10

(z)interest and penalties due to late payment of any amounts owed by Landlord, including Taxes;
(aa)any charges for reserves;
(bb)any rent payable by Landlord under any ground lease affecting the Building or Project;
(cc)costs incurred resulting from the violation by Landlord or any tenant or occupant of the Project of the terms of any lease affecting the Project;
(dd)contributions to charitable organizations;
(ee)costs of Landlord selling, syndicating, financing, mortgaging, or hypothecating any of Landlord’s interest in the Project, or related to the formation of Landlord as an entity and maintaining its continued existence as an entity; and
(ff)Landlord’s general overhead, unless specifically related to the operation, management, maintenance or repair of the Project; and
2.05.When Services Are Not Provided. Notwithstanding Section 2.03, when and if any service (such as janitorial service) which is normally provided by Landlord to tenants of the Building in their premises:
(a)is not provided by Landlord in the Premises under the specific terms of this Lease, then in determining Occupancy Costs for Tenant, the cost of that service (except as it relates to Common Areas, and to those areas of the Building from time to time not designated for leasing or designated by Landlord for use by or for the benefit of Tenant [or by or for the benefit of the sublessees, agents, employees, customers, or licensees of Tenant] in common with all other tenants and other persons in the Building) shall be excluded, and
(b)is not provided by Landlord in a significant portion of the Building, then in determining Occupancy Costs (excluding Tax Cost) for Tenant, the cost of that service shall be divided by the ratio of (i) the difference between the Square Feet in the Building and (ii) the number of square feet in the Building in which Landlord does not provide such service, determined on the basis set out in Section 3.01.
2.06.Partial Fiscal Year. If the Term commences after the beginning of or terminates before the end of a Fiscal Year, any amount payable by Tenant or Landlord under Section 2.02 shall be adjusted proportionately.
Exhibit B - Page 7 of 10

2.07.Shared Facilities, Services, and Utilities. If any facilities, services, or utilities:
(a)for the operation, repair, and maintenance of the Project are provided from another building or other buildings owned or operated by Landlord or any affiliate of Landlord or any agent of Landlord, or
(b)for the operation, repair, and maintenance of another building or other buildings owned or operated by Landlord or any affiliate of Landlord, or any agent of Landlord are provided from the Project, the net costs, charges, and expenses therefor shall, for the purposes of Section 2.03, be allocated by Landlord between the Project and the other building or buildings on a fair and equitable basis (using a commercially reasonable standard, and upon request describing to Tenant the method used in Landlord’s determination).
2.08.Separate Assessment of Taxes. Notwithstanding Sections 2.02 and 2.03, if Taxes for the Premises and all other portions of the Land and Building leased or designated for lease to tenants are assessed separately for each tenant by any competent authority:
(a)the amount payable in respect of the Premises shall be included in Occupancy Costs, and
(b)the amount payable in respect of the Premises and on all other portions of the Land and Building leased or designated for lease to tenants shall be excluded from Taxes for the purpose of determining Operating Cost.
SECTION 3.00 DETERMINATION OF SQUARE FEET IN THE PREMISES (AS APPLICABLE)
3.01.Office Space - Single Tenancy Floors. In accordance with BOMA standards in effect as of the Effective Date of the Lease, the number of square feet of office space in the Premises on a single tenancy floor in the Building (if any) shall be calculated from dimensioned Architect’s drawings to the inside face of the outside pane of the glass in the permanent exterior building walls (whether or not the glass extends to the floor) or to the inside finish of those walls if they contain no glass. It shall include all space within exterior building walls, except for stairs (other than stairs exclusively serving a tenant occupying offices on more than one floor), elevator shafts, flues, pipe shafts, vertical ducts, and other vertical risers which penetrate the floor, and shall include a portion of unallocated space in the Building as reasonably determined by Landlord. No deduction shall be made for washrooms, janitorial closets, air conditioning rooms, fan closets, or for electrical or telephone cupboards within and servicing only that floor or servicing a single
Exhibit B - Page 8 of 10

tenant on more than one floor, or for any other rooms, corridors, or areas available to the tenant on that floor for its use, furnishings, or personnel, or for any columns located wholly or partially within the space or for any enclosures around the periphery of the Building used for the purpose of heating, ventilating, or cooling.
3.02.Office Space - Multiple Tenancy Floors. In accordance with BOMA standards in effect as of the Effective Date of the Lease, the number of square feet of office space in the Premises on a multiple tenancy floor in the Building (if any) shall be calculated from dimensioned Architect’s drawings to the inside face of the outside pane of the glass as described in Section 3.01 for a single tenancy floor, to the face of permanent interior walls and to the center line of demising partitions and shall include a portion of unallocated space in the Building as determined by Landlord. No deduction shall be made for washrooms, janitorial closets, air conditioning rooms, fan closets, or for electrical or telephone cupboards within and servicing only that floor, or for any other rooms, corridors, or areas available to the tenants on that floor for their use, furnishings, or personnel, or for any columns located wholly or partially within the space, or for any enclosures around the periphery of the Building used for the purpose of heating, ventilating, or cooling.
3.03.Re-measurement Rights. At any time during the Term, Landlord shall have the right to re-measured the Building pursuant to the measurement standards described as follows (or the then-current measurement standards):
Square Feet. The number of Square Feet in the Building or any part of the Building, including the Premises, shall be calculated in accordance with the then current ANSI/BOMA 265 standards or such replacement standard.
Notwithstanding the foregoing, as a result of any re-measurement of the Building and the Premises, Landlord agrees that Tenant’s pro rata contribution to Occupancy Costs on a square foot basis in the remaining Premises shall not be increased as a result of the re-measurement, nor shall Tenant’s then current Rent due and payable be increased as a result of such re-measurement.
SECTION 4.00 LOADING AND DELIVERY
4.01.The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading, and handling thereof shall be done only at such times, in such areas, by such means, and through such docks, entrances, malls, elevators, and corridors, as are designated by Landlord.
Exhibit B - Page 9 of 10

4.02.Unless caused by the gross negligence or willful misconduct of the Landlord, Landlord accepts no liability and is hereby relieved and released by Tenant in respect of the operation of the Delivery Facilities, or the adequacy thereof, or of the acts or omissions of any person or persons engaged in the operation thereof, or in the acceptance, holding, handling, delivery, or dispatch, or failure of any acceptance, holding, handling, or dispatch, or any error, negligence, or delay therein.
4.03.In acting reasonably, Landlord may from time to time make and amend regulations for the orderly and efficient operation of the Delivery Facilities, and may require the payment of reasonable and equitable charges for delivery services and demurrage provided by Landlord, solely to recover Landlord’s costs.
Exhibit B - Page 10 of 10

EXHIBIT C
RULES AND REGULATIONS
1.Security. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.
2.Locks. Landlord may from time to time install and change locking mechanisms on entrances to the Building, common areas thereof, and the Premises, and (unless 24-hour security is provided by the Building) shall provide to Tenant a reasonable number of keys and replacements therefor to meet the bona fide requirements of Tenant. In these rules, keys include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord’s prior written consent. If with Landlord’s consent, Tenant installs lock(s) incompatible with the Building master locking system:
(a)Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto,
(b)Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and
(c)Tenant shall at the end of the Term and at Landlord’s request remove such lock(s) at Tenant’s expense and repair any resulting damage.
3.Return of Brass Keys and Card Keys. At the end of the Term, Tenant shall promptly return to Landlord all keys for the Building and Premises which are in possession of Tenant, its employees, agents or invitees. Landlord may charge Tenant a reasonable fee for all keys and card keys not returned to Landlord at the end of the Term.
4.Windows. Tenant shall observe Landlord’s reasonable rules with respect to maintaining window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screens, drapes, covers or other materials on or at any window in the Premises without Landlord’s prior written consent. Tenant shall ensure that window coverings are closed on all windows in the Premises while they are exposed to the direct rays of the sun.
Exhibit C - Page 1 of 5

5.Repair, Maintenance, Alterations and Improvements. Tenant shall carry out Tenant’s repair, maintenance, alterations and improvements in the Premises only during times agreed to in advance by Landlord (in its reasonable discretion) in a manner which will not unreasonably interfere with the rights of other tenants in the Building, and in accordance with Landlord’s reasonable construction and contractor rules and regulations.
6.Water/Restroom Fixtures. Tenant shall not use water or restroom fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by Tenant shall be paid for by Tenant.
7.Personal Use of Premises. The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes(other than personal effects or property of Tenant’s employees, including, without limitation, employee personal photos, desktop decorations and personal electronics).
8.Heavy Articles. Tenant shall not place in or move about the Premises without Landlord’s prior written consent any safe or other heavy article which in Landlord’s reasonable opinion may damage the Building or the Premises, and Landlord may designate the location of any heavy articles in the Premises. Tenant is responsible for all costs, if any, incurred by Landlord for structural engineering review.
9.Carpet Pads. In those portions of the Premises where carpet has been provided directly or indirectly by Landlord, Tenant shall at its own expense install and maintain pads to protect the carpet under all furniture having casters other than carpet casters.
10.Bicycles, Animals. Tenant shall not bring any animals, including mammals, reptiles, fish, etc., with the exception of working animals to assist the disabled, into the Building without Landlord’s prior written consent and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.
11.Deliveries. Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making such deliveries.
Exhibit C - Page 2 of 5

12.Furniture and Equipment. Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord, and shall promptly pay or cause to be paid to Landlord the cost for repairing any damage in the Building caused thereby.
13.Solicitations. Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.
14.Food and Beverages. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute foods or beverages in the Building, or use the elevators, corridors or common areas for any such purpose. Except with Landlord’s prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for, sale, serving or distribution of food or beverages (other than normal office food related equipment, including, without limitation, water dispensers, icemakers, microwaves, refrigerators and snack machines). Tenant shall not permit cooking within the Premises. Microwave ovens may be used by employees, agents or invitees only for the purposes of reheating food or drinks.
15.Refuse. Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, elevator vestibules, ducts and shafts of the Building, free of all refuse. Tenant shall not utilize Landlord-provided receptacles for the disposal of hazardous materials, including but not limited to paint and computer equipment, including video display monitors.
16.Obstructions. Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells or other common areas of the Building, or use such locations for any purpose except access to and egress from the Premises without Landlord’s prior written consent. Landlord may remove at Tenant’s expense any such obstruction or thing (unauthorized by Landlord) without notice or obligation to Tenant.
17.Dangerous, Immoral or Illegal Activities. Tenant shall not make use of the Premises which involves the danger or injury to any person, nor shall the same be used for any immoral or illegal purpose.
Exhibit C - Page 3 of 5

18.Proper Conduct. Tenant shall not conduct itself in any manner, including but not limited to gestures, language, noise, or behavior that is grossly inconsistent with the character of the Building as a first class building, and provided that such standard is applied uniformly to all tenants and their employees.
19.Employees, Agents and Invitees. In these Rules and Regulations, the term “Tenant” includes the employees, agents, invitees and licenses of Tenant and others permitted by Tenant to use or occupy the Premises.
20.Housekeeping. Tenant shall prevent paper, books, magazines, and other obstructions from blocking heating, ventilating and air conditioning diffusers, or from being stacked within 18 inches of the ceiling, or from causing any other interference with the fire/life safety, security, elevator, heating, ventilating and/or air conditioning systems within the Premises.
21.Energy Conservation. Tenant shall use commercially reasonable efforts to practice energy conservation within the Premises including turning off lights and equipment, etc. at the end of the day, and will reasonably cooperate with Landlord in establishing and implementing such conservation programs as Landlord may from time to time develop, at no additional cost to Tenant.
22.Weapons and Explosives. Tenant, its employees, agents and invitees shall not bring any weapons and/or explosives of any size or type into the Project for any reason.
23.Tenant’s Telecommunications Equipment. Tenant may utilize the telephone closet located in the Building core for the necessary connections to the Riser system. All of Tenant’s telecommunications equipment shall be located in Tenant’s Premises. Tenant shall not utilize the telephone closet for its equipment.
24.Tobacco Use. The smoking or other use of tobacco products in the Building, the Plazas and Building Entries is prohibited.
25.Building Stairwells. Unless previously approved in writing by Landlord, Tenant shall use building stairwells only for emergency relocation or evacuation.
26.Candles, Incense, Etc. Tenant shall not use materials in the Building that in Landlord’s sole opinion, cause a hazard or irritation to other persons, including but not limited to burning candles or incense or utilizing real holiday decorations (trees, garlands, etc.), and air fresheners, or other activities that create noxious or offensive odors.
Exhibit C - Page 4 of 5

27.Conflicting Terms. In the event of any conflict between these Rules and Regulations and the terms and conditions of the Lease, the terms and conditions of the Lease shall control.
Exhibit C - Page 5 of 5

EXHIBIT D
Tenant Coordinated
CONSTRUCTION PROCEDURES
1801 CALIFORNIA STREET
ARTICLE 1.00 WORDS AND PHRASES
1.01.Definitions. In this Exhibit D:
(a)“Building Standard” means the quantity and quality of materials, equipment, finishing, workmanship, and other elements from time to time reasonably specified by Landlord for the Building as described on the attached D-1.
(b)“Space Plan” means a preliminary conceptual layout of the Premises for use in evaluation of space utilization in the Premises.
(c)“Construction Drawings” means the plans and specifications (including structural, architectural, mechanical, and electrical working drawings stamped by a licensed professional engineer) suitable for the construction, supply, installation, and finishings in the Premises of partitions; doors and hardware; ceilings; wiring; lights and switches; heating, cooling, and ventilation equipment and controls; telephone and electrical outlets and floor covering; drapes; built-ins; plumbing and fixtures; fire protection, fire warning, and security systems; and other equipment and facilities attached to and forming part of the Building.
(d)“Drawings” are comprised of the Space Plan and/or the Construction Drawings.
(e)“Tenant’s Space Planner” means professional architect(s) and/or engineer(s) from time to time engaged by Tenant at Tenant’s expense and approved by Landlord for preparation of a Space Plan and the Construction Drawings.
(f)“Landlord’s Work” means the items supplied, installed, and finished by Landlord at no cost to Tenant under Article 5.00.
(g)“Tenant’s Work” means the items supplied, installed, and finished by Tenant at no cost to Landlord under Article 6.00.
(h)“Landlord’s Contractor” means the contractor(s) from time to time engaged by Landlord to carry out Landlord’s Work.
Exhibit D - Page 1 of 12

(i)“Tenant’s Contractor” means the contractor(s) from time to time engaged by Tenant to carry out Tenant’s Work and approved by Landlord.
(j)“As-Built Drawings” means the most current drawings available to Landlord at no additional cost to Landlord depicting the existing condition in the Premises.
ARTICLE 2.00 GENERAL DESIGN AND CONSTRUCTION CRITERIA
2.01.Space planners, contractors, and subcontractors engaged by Tenant from time to time to carry out Tenant’s Work shall be subject to Landlord’s prior approval and shall be selected from among those included in Landlord’s Approved Designers and Contractors list (unless otherwise consented to by Landlord), which may be amended from time to time. Notwithstanding the foregoing, Landlord hereby consents to Tenant’s use of Seth Barber/B2SJ for planning and architecture related work. Restrictions on mechanical and electrical connections by Tenant will be imposed to ensure the integrity of the Building and that no warranty or guarantee pertaining to the Project is lost or compromised, so long as so long as the fees charged by Landlord’s required mechanical and electrical contractors are comparable for similar services in similar buildings in the Central Business District.
2.02.Tenant is responsible for preparation of all Drawings relating to completion of the Premises for occupation by Tenant, calling of tenders and letting contracts relating to Tenant’s Work, supervision and completion of Tenant’s Work and payment thereof, procurement of all permits and permissions related to Tenant’s Work, compliance with the requirements of all authorities having jurisdiction and with conditions contained herein, and payment of all fees and charges thereby incurred, subject to payment and/or reimbursement from the “Allowance,” as defined in and as provided in Section 22.01 of the Lease.
2.03.If the estimated cost of Tenant’s Work exceeds the Allowance, Landlord reserves the right to withhold approval of any plans or specifications and to withhold authorization for Tenant’s Work to proceed until furnished with reasonable evidence that Tenant has made provision to pay the cost of the work which exceeds the Allowance (if any) and to discharge any liens that may arise therefrom.
2.04.Tenant shall impose and enforce all terms hereof on any designer, contractor, and workmen engaged by Tenant, including, but not limited to, the Tenant’s Space Planner and Tenant’s Contractor(s).
Exhibit D - Page 2 of 12

ARTICLE 3.00 AS-BUILT DRAWINGS AND TENANT CONSTRUCTION MANUAL
3.01.As soon as practicable after execution of the Lease Agreement, Landlord shall deliver to Tenant “As-Built” Drawings of the Premises, if available, a Tenant Construction Manual, Contractors and Space Planners List, Tenant Contractor Rules and Regulations, and Building Standard requirements containing basic information pertinent to the Premises as set out in Article 3.02.
3.02.The lease As-Built Drawings will contain some or all of the following information about the Premises:
(a)A dimensioned outlined floor plan and reflected ceiling plan or plans at a minimum scale of one eighth inch equals one foot (1/8” = 1’0”), showing the building module.
(b)Dimensioned structural drawing showing the size and layout of the framing for the floor and the floor immediately above.
(c)Dimensioned mechanical drawings showing the location of:
(1)primary duct work, including terminal boxes and controls;
(2)sprinkler system (if any) for an open floor plan;
(3)heating, cooling, ventilation units (if any) and controls;
(4)water supply and drainage systems, and access for tenant connections;
(5)fire hose cabinets (if any);
(6)location of kitchen exhausts duct (if any);
(7)access to general exhaust system (if any);
(8)life safety systems;
(9)security systems; and
(10)fire protection systems.
(d)Dimensioned electrical drawings showing the location of:
(1)fire protection and fire notification systems (if any); and
(2)electrical panels.
Exhibit D - Page 3 of 12

3.03.The Tenant Construction Manual will contain the following information and guidelines relative to the manner in which the Premises are to be designed and constructed:
(a)Building Standard information outlining Drywall Partitions, Carpet, Wall Base, Doors, Frames and Hardware, Lighting Fixtures, Window Coverings, and Ceiling Systems; provided that Tenant’s finish and lighting trades shall be exempted from Building Standard requirements, and provided further, if Tenant replaces the Building Standard lighting fixtures in the Premises, Tenant will return the existing light fixtures located in the Premises as of the Effective Date to Landlord in good working order.
(b)Design Criteria information outlining:
(1)Interior Architecture, specifying partitions, and ceiling systems;
(2)Mechanical Engineering, specifying HVAC controls;
(3)Electrical Engineering, specifying power budget;
(4)Structural Engineering, specifying floor loads; and
(5)Fire Protection Systems, specifying alarms and communications, emergency lighting, and sprinkler coverage.
3.04.Tenant shall use reasonable efforts to ensure that Tenant’s Space Planner and Tenant’s Contractor become familiar with Landlord’s requirements for performing construction in the Building and Project.
ARTICLE 4.00 TENANT’S SPACE PLAN AND PREMISES PLAN
4.01.Standards. The layout, design, materials, finishes, installation, and disposal of materials related to the construction of the Premises, shall be performed at a uniformly high-quality, but in no event less than Building Standard (provided the Building Standard shall not require any building finishes to be installed by Tenant in the Premises necessary to maintain the Building’s LEED certification), in accordance with the generally accepted standards of practice found in Class A buildings in the Denver Central Business District and any governing codes or regulations, and subject to Landlord’s approval. Landlord represents that the only Building Standard related to the Building’s LEED Certification required of Tenant by Landlord will be the manner in which Tenant and/or its Contractor(s) shall be obligated to dispose of any waste material in the construction of Tenant’s Work to the Premises.
Exhibit D - Page 4 of 12

4.02.Space Plan. That certain Space Plan dated ________, 2015, prepared by Seth Barber/B2SJ, delivered to Landlord and approved by Landlord as of the Effective Date.
4.03.Approval of Space Plan. This Section Intentionally deleted.
4.04.Construction Drawings. Within a reasonable time after the Effective Date, Tenant shall deliver to Landlord two (2) copies of the Construction Drawings prepared by Tenant’s Space Planner. The preparation of that portion of the Construction Drawings (including any amendments thereto) that relates to work to be performed by Landlord’s Contractor(s) shall be at Tenant’s expense, subject to payment/reimbursement from the Allowance.
4.05.Approval of Construction Drawings. Not more than ten (10) business days after receipt by Landlord of the Construction Drawings, Landlord shall notify Tenant either of its approval thereof, or of the changes required; provided, that Tenant shall not be required to make any changes to the Construction Drawings if the requested changes were sufficiently detailed on the Space Plan. If Landlord notifies Tenant that changes are required, Tenant shall, within five (5) business days, submit to Landlord, for its approval, Construction Drawings amended by Tenant and Tenant’s Space Planner in accordance with the changes so required. Landlord shall have five (5) business days to review the changes and advise Tenant of acceptability of the changes or require further changes. If further changes are required by Landlord, each party shall continue to have five (5) business days for responses. Upon Landlord’s notification to Tenant of approval by Landlord of the Construction Drawings, or the amended Construction Drawings (as the case may be), Tenant shall promptly submit the Construction Drawings to Tenant’s Contractor for pricing and to appropriate authorities for the issuance of a building permit. If Landlord fails to approve the proposed Construction Drawings or return the same to Tenant with requested changes within the applicable 10-business day period for the initial submittal or 5-business day period for resubmittals, then Tenant shall provide Landlord notice, and if Landlord fails to provide its approval or requested changes within two (2) business days after Tenant’s notice, Landlord shall be deemed to have approved the Construction Drawings as submitted by Tenant.
4.06.Tenant Construction Pricing and Contracts. Tenant shall provide Landlord with copies of all cost estimates and construction contracts with Tenant’s Contractor for work in the Premises.
4.07.Landlord’s Expenses. Landlord shall deduct from the Allowance (if any) Landlord’s reasonable out-of-pocket expenses for the fees, payable by Landlord to Landlord’s architect, engineers, and electrical, mechanical, and
Exhibit D - Page 5 of 12

other consultants for examination of Tenant’s plans and specifications (including, in particular, electrical and mechanical details) and for inspection of work performed by Tenant’s contractors and workmen in accordance therewith, in an amount not to exceed Two Thousand and no/100 Dollars ($2,000.00), which amount shall be deducted by Landlord from the Allowance.
ARTICLE 5.00 LANDLORD’S WORK
5.01.At no cost to Tenant, Landlord shall deliver the Premises in the current “as-is” condition subject to Section 22.02 of the Lease, and Section 3.04 of the Lease.
5.02.At Tenant’s expense, Landlord shall complete those connections and other items (if any) included in Tenant’s Work but which must be done by Landlord’s Contractors to preserve related base building warranties and guarantees, and the integrity of the Building, and may also perform such other work for Tenant at Tenant’s expense (subject to reimbursement from the Allowance) as requested by Tenant and as agreed to in writing by the parties; provided any work performed by Landlord’s Contractors will be performed at market rates consistent with market rates of other contractors of similar reputation performing similar work in first class office buildings in the Central Business District, and any such cost shall be deducted from the Allowance as provided in Section 22.01 of the Lease.
ARTICLE 6.00 TENANT’S WORK
6.01.All work required to complete the Premises for occupancy in accordance with the Construction Drawings which is not set out in Article 5.00 shall be performed by Tenant at no cost to Landlord, subject to payment/reimbursement from the Allowance.
6.02.At its own expense, subject to payment/reimbursement from the Allowance, Tenant shall provide all design, permits, fees, work, and materials required to complete the Premises for occupancy in accordance with the Construction Drawings, except as set out in Article 5.00, including, but not limited to, the following:

(a) Ceilings	Modification of ceiling suspension system as required, and installation of ceiling tiles.

(b) Lights	Supply and installation of supplementary lights (which shall require Landlord approval) and all light switching. Panel breakers are not acceptable for switching.

Exhibit D - Page 6 of 12

(c) Walls, Doors, and Decorating	Supply, installation, and finishing of all interior partitions, doors (including in the case of full tenancies, doors to elevator lobby), fixtures, and furnishings, and decoration and finishing of all surfaces and perimeter radiation units (if any) within the Premises.

(d) Floors	Supply and installation of floor covering and base.

(e) Heating, Cooling, and Ventilation	Supply and installation of any approved modification to the existing Base Building Systems, including additional controls, and special ventilation, cooling, and exhaust requirements.

(f) Water & Drainage	Supply and installation of any plumbing services to and in the Premises (e.g., private washrooms, kitchens, etc.) all from the point of access identified by Landlord.

(g) Security System	Any security lock-off system approved by Landlord and compliant with all codes, laws, etc.

(h) Power	Supply and installation of electrical distribution systems for power and supplementary lighting to and in the Premises from the electrical room, including any special electrical systems, (e.g., for reproduction equipment, computer, etc.). Any power consumption for special electrical systems (i.e., computer rooms, non-standard lighting, supplemental air conditioning, telephone equipment, etc.) that is disproportionate to other tenants as set forth in the Lease shall be metered at Tenant’s expense and Tenant shall be responsible for the additional cost of this power.

(i) Fire Protection and Sprinklers	Supply and installation of any approved modifications to the Building’s and Premises’ fire detection and fire warning systems, and the sprinkler system (if any). Supply and installation of safety and emergency equipment and lighting as required by Tenant’s Space Layout or any regulatory authority having jurisdiction which is additional to the existing base building systems which is required because of Tenant’s use of the Premises.

Exhibit D - Page 7 of 12

(j) Telephones	Supply and installation of telephone and communication systems to and in the Premises from the electrical or telephone room, in accordance with the Lease.

(k) Window Coverings	Installed on all exterior windows; no variation from Building Standard is allowed.

(l) Special Services	Supply and installation of any special services required by Tenant and approved by Landlord, (e.g., compressed air, auxiliary condenser water systems, auxiliary exhaust system, etc.).

(m) Work to be Performed by Landlord’s Contractor	The following shall be carried out at Tenant’s expense and by Landlord’s Contractor, provided that the fees charged by Landlord’s Contractor are comparable for similar services for similar office buildings in the Central Business District:

(1) Patching of Building Standard fireproofing, provided, that the foregoing may be performed by Tenant’s Contractor with Landlord’s prior approval;

(2)    any drilling, cutting, coring, and patching in the floors, main Building chases and shafts, or roofs of the Building which have been approved by Landlord, provided, that the foregoing may be performed by Tenant’s Contractor with Landlord’s prior approval; and

(3) installation of approved modifications to the Building fire alarm system.
6.03.Modifications to the base Building systems and special requirements of Tenant shall be considered by Landlord only if applied for at the time the Construction Drawings are submitted to Landlord for approval and if they are compatible with the capacity and character of the Building. Any such approved modifications shall be made at Tenant’s expense by, at Landlord’s option, either Landlord’s or Tenant’s Contractor.
6.04.No construction work shall be undertaken or commenced by Tenant in the Building or Project until:
(a)the Construction Drawings have been submitted to and approved or are deemed approved by Landlord under Article 4.00;
Exhibit D - Page 8 of 12

(b)all necessary building permits and all insurance coverages have been obtained by Tenant and Tenant’s contractor and copies provided to Landlord;
(c)reasonable provision has been made by Tenant for payment in full for the estimated cost of Tenant’s Work in excess of the Allowance (if any);
(d)copies of all cost estimates and construction contracts have been submitted to Landlord under Article 4.00; and
(e)Landlord has given written notice that the work can proceed, subject to such reasonable conditions as Landlord may impose, which written notice to proceed shall be delivered by Landlord within two (2) business days after Landlord’s receipt of the materials required by this Section 6.04.
6.05.Subject to those circumstances over which Tenant has no control and which could not have been avoided by Tenant by the exercise of due diligence, Tenant shall proceed with its work expeditiously, continuously, and efficiently, and shall use commercially reasonable efforts to complete the same within the period provided in the Lease or other applicable agreement between the parties.
6.06.Tenant shall ensure that all materials and workmanship in Tenant’s Work shall be uniformly high quality, not less than Building Standard, and in accordance with generally accepted standards of practice found in Class A office buildings in the Central Business District and any governing code or regulations. Tenant’s Contractors shall comply with Landlord’s Contractor Rules and Regulations.
6.07.Landlord shall provide the Allowance as described in and in accordance with Section 21.01 of the Lease.
6.08.Upon substantial completion of Tenant’s Work (as determined by Tenant’s architect), Tenant may commence occupancy of the Premises and begin conducting business therein, in accordance with the terms and conditions of the Lease.
ARTICLE 7.00 TENANT’S ACCESS FOR COMPLETION OF WORK
7.01.Subject to compliance with applicable rules referred to in Article 6.00, Tenant and Tenant’s Space Planner, Contractors, and workmen employed by Tenant shall have access to and non-exclusive use of the Premises to perform Tenant’s Work and such other work approved by Landlord as Tenant may desire. Landlord shall reasonably cooperate with Tenant’s Contractor(s) and
Exhibit D - Page 9 of 12

shall provide to Tenant’s Contractor(s) those services which Landlord provides to other tenant finish contractors in the Building. Tenant may engage its own construction manager to manage construction of Tenant’s Work. Any such work shall be done by contractors selected by Tenant and approved by Landlord, provided that there shall be no conflict caused thereby with any union or other contract to which Landlord or Landlord’s Contractor may be a party. Landlord shall notify Tenant if Tenant’s Contractor or subcontractors or trades or workmen cause such conflict. Tenant shall, within twenty-four (24) hours of receipt of such notice, remove them from the Building. Landlord shall have no responsibility or liability whatsoever with respect to any such work or attendant materials left or installed in the Building, and shall be reimbursed for any additional costs and expenses of Landlord caused thereby, or resulting directly or indirectly from any delays caused to Landlord or to Landlord’s Contractor.
7.02.In order to ensure that work proceeds efficiently in the Building, Landlord may from time to time make rules for coordination of all construction work. Tenant shall use commercially reasonable efforts to ensure that Tenant’s Space Planner and Tenant’s Contractor and workmen employed by Tenant are informed of and observe such rules, and prior to commencement of any construction work make appropriate arrangements with Landlord, particularly with respect to:
(a)material handling and hoisting facilities,
(b)material and equipment storage,
(c)time and place of deliveries,
(d)hours of work and coordination of work,
(e)power, heating, and washroom facilities,
(f)scheduling,
(g)security, and
(h)cleanup.
7.03.Tenant shall at all times keep the Premises and adjacent areas free from unreasonable accumulations of waste material or rubbish caused by his suppliers, contractors, or workmen. Landlord may require cleanup on a daily basis and reserves the right to do cleanup at the expense of the Tenant if Landlord’s reasonable requirements in this regard are not complied with, provided that Tenant has received prior written notice of Landlord’s cleanup
Exhibit D - Page 10 of 12

requirements .. At the completion of Tenant’s Work, Tenant’s Contractor shall forthwith remove all rubbish and all tools, equipment, and surplus materials from and about the Premises and shall leave the Premises clean to the satisfaction of Landlord. This final cleanup shall include the cleaning of light fixtures, windows, perimeter radiation units (if any), entries, and public space affected by the work.
7.04.Any damage caused by Tenant’s Contractor (or sub-trades to any work of Landlord’s Contractor) and/or to any property of Landlord or other tenants shall be repaired forthwith to the reasonable satisfaction of Landlord by Tenant at Tenant’s expense, subject to Landlord’s waiver of subrogation provided in the Lease.
7.05.If Tenant’s Contractor does not execute Tenant’s Work in accordance with the approved plans and specifications, Landlord, after ten (10) days’ written notice to Tenant and Tenant’s Contractor and opportunity to cure any alleged defects in Tenant’s Work , and without prejudice to any other right or remedy Landlord may have, may remedy the default or make good any deficiencies, and recover the reasonable costs incurred therein from Tenant, subject to payment/reimbursement from the Allowance ..
ARTICLE 8.00 PERFORMANCE OF TENANT’S WORK BY LANDLORD
8.01.If Landlord performs any of Tenant’s Work hereunder at the request of Tenant, or as required by Section 6.02(m) above, or if Landlord performs other work or supplies materials or equipment on the Premises or in the Building by agreement in writing with Tenant, Tenant shall pay to Landlord within ten (10) days of receipt of invoice the direct reasonable cost thereof to Landlord, subject to payment/reimbursement from the Allowance.
8.02.If Landlord performs any work under Section 8.01 above, Landlord may deduct from the Allowance a fee equal to five percent (5%) of the actual hard costs of the portion of Tenant’s Work performed by Landlord, as a fee for general coordination of the portion of Tenant’s Work.
ARTICLE 9.00 NON-COMPLIANCE
9.01.In the event of non-compliance by Tenant with any of the provisions of this Exhibit or any other similar agreement relative to construction or occupation of the Premises, including these construction procedures, Landlord, after the expiration of any applicable notice and cure period provided by the Lease, in addition to and not in lieu of any other right or remedy, may and shall have the right in its discretion to declare and treat Tenant’s noncompliance as a
Exhibit D - Page 11 of 12

default or breach of covenant under the Lease and exercise any right available under the provisions of the Lease, including the right of termination.
9.02.In any event of termination pursuant to Article 9.01, Landlord may further elect, relative to any work done by Tenant to date of such termination, to either:
(a)retain for its own use, without payment therefor, all or any portion of the Tenant Work which has been commenced, installed, or completed, or
(b)forthwith demolish or remove all or any work and restore the Premises to the condition in which the same were prior to the commencement, installation, or completion of all or any portion of the Tenant’s Work and recover the reasonable cost of so doing from Tenant.
ARTICLE 10.00 LANDLORD DELAY
10.01.If there shall be a delay in completion of Tenant’s Work or the issuance of a certificate of occupancy (or other approval to occupy the Premises) for the same as a result of:
(i)Landlord’s failure to deliver the Premises in the condition required by this Exhibit D;
(ii)Landlord’s failure to timely approve or provide comments to the Space Plan or the Construction Drawings or to timely perform any other obligation of Landlord; or
(iii)any other delay in completion of the Tenant’s Work caused by Landlord or its employees, agents or contractors;
(each of which shall be deemed a “Landlord Delay”) then the Commencement Date of the Lease shall be postponed by the number of days of such Landlord Delay.
Exhibit D - Page 12 of 12

Exhibit E
RECORDING REQUESTED BY AND
AFTER RECORDING, RETURN TO:
Hunton & Williams LLP
200 Park A venue
New York, New York 10166
Attention:     Brett L. Gross, Esq.

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE
SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT
This Subordination, Non-Disturbance and Attornment Agreement (“Agreement”), is made as of this ____ day of _____________, 2015 among ROYAL BANK OF CANADA, as administrative agent for (and for the benefit of) itself and one or more co-lenders (together with its successors, assigns and/or affiliates in such capacity as administrative agent, “Administrative Agent”), BOP 1801 CALIFORNIA STREET LLC and BOP 1801 CALIFORNIA STRET II LLC, both Delaware limited liability companies (“Landlord”), and ________________________________, a _______________________________ (“Tenant”).
Background
A.Royal Bank of Canada and/or one or more co-lenders has made or will make a loan to Landlord in the maximum principal amount of $206,500,000 (“Loan”), which is secured by a mortgage, deed of trust or similar security instrument (as the same may be amended, supplemented, extended, renewed, restated, replaced, substituted or otherwise modified from time to time, including without limitation, modifications which increase the principal amount secured thereby, the “Security Instrument”) on Landlord’s property described more particularly on Exhibit 1 attached hereto (“Property”).
B.Tenant is the present lessee under that certain lease agreement between Landlord and Tenant dated ________, 2015, as thereafter modified and supplemented (“Lease”), demising a portion of the Property described more particularly in the Lease (“Leased Space”).
C.A requirement of the Loan is that Tenant’s Lease be subordinated to the Security Instrument. Landlord has requested Tenant to so subordinate the Lease in exchange for Administrative Agent’s agreement not to
1

disturb Tenant’s possession of the Leased Space upon the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises of this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Subordination. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof, and all estates, options and rights created under the Lease, hereby are subordinated and made subject to the lien and effect of the Security Instrument (including, without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof), as if the Security Instrument had been executed and recorded prior to the Lease.
2.Nondisturbance. Administrative Agent agrees that no foreclosure (whether judicial or nonjudicial), deed-in-lieu of foreclosure, or other sale of the Property in connection with enforcement of the Security Instrument or otherwise in satisfaction of the Loan shall operate to terminate the Lease or Tenant’s rights thereunder to possess and use the Leased Space provided, however, that (a) the term of the Lease has commenced, (b) Tenant is in possession of the Leased Space, and (c) the Lease is in full force and effect and no uncured default exists under the Lease.
3.Attornment. Tenant agrees to attorn to and recognize as its landlord under the Lease each party acquiring legal title to the Property by foreclosure (whether judicial or nonjudicial) of the Security Instrument, deed-in-lieu of foreclosure, or other sale in connection with enforcement of the Security Instrument or otherwise in satisfaction of the Loan (“Successor Owner”). Provided that the conditions set forth in Section 2 above are met at the time Successor Owner becomes owner of the Property, Successor Owner shall perform all obligations of the landlord under the Lease arising from and after the date title to the Property is transferred to Successor Owner. In no event, however, will any Successor Owner be: (a) liable for any default, act or omission of any prior landlord under the Lease; (b) subject to any offset or defense which Tenant may have against any prior landlord under the Lease; (c) bound by any payment of rent or additional rent made by Tenant to Landlord more than 30 days in advance; (d) bound by any modification or supplement to the Lease, or waiver of Lease terms, made without Administrative Agent’s written consent thereto; (e) liable for the return of any security deposit or other prepaid charge paid by Tenant under the Lease, except to the extent such amounts were actually received by Administrative Agent; (f) liable or bound by any right of first refusal or option to purchase all or any portion of the Property; or (g) liable for construction or completion of any improvements to the Property or as required under the Lease for Tenant’s use and occupancy (whenever arising). Although the foregoing provisions of this Agreement are self-operative, Tenant agrees to execute and deliver to Administrative Agent or any Successor Owner such
2

further instruments as Administrative Agent or a Successor Owner may from time to time request in order to confirm this Agreement. If any liability of Successor Owner does arise pursuant to this Agreement, such liability shall be limited to Successor Owner’s interest in the Property.
4.Prior Assignment; Rent Payments; Notice to Tenant Regarding Rent Payments. Tenant has no knowledge of any prior assignment or pledge of the rents accruing under the Lease by Landlord. Tenant hereby acknowledges and consents to that certain Assignment of Leases and Rents from Landlord to Administrative Agent executed in connection with the Loan. Tenant acknowledges that the interest of the Landlord under the Lease is to be assigned to Administrative Agent solely as security for the purposes specified in said assignment, and Administrative Agent shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignments or by any subsequent receipt or collection of rents thereunder, unless Administrative Agent shall specifically undertake such liability in writing. Tenant agrees not to pay rent more than one (1) month in advance unless otherwise specified in the Lease. After notice is given to Tenant by Administrative Agent that Landlord is in default under the Security Instrument and that the rentals under the Lease are to be paid to Administrative Agent directly pursuant to the assignment of leases and rents granted by Landlord to Administrative Agent in connection therewith, Tenant shall thereafter pay to Administrative Agent all rent and all other amounts due or to become due to Landlord under the Lease. Landlord hereby expressly authorizes Tenant to make such payments to Administrative Agent upon reliance on Administrative Agent’s written notice (without any inquiry into the factual basis for such notice or any prior notice to or consent from Landlord) and hereby releases Tenant from all liability to Landlord in connection with Tenant’s compliance with Administrative Agent’s written instructions.
5.Administrative Agent Opportunity to Cure Landlord Defaults. Tenant agrees that, until the Security Instrument is released by Administrative Agent, it will not exercise any remedies under the Lease following a Landlord default without having first given to Administrative Agent (a) written notice of the alleged Landlord default and (b) the opportunity to cure such default within the longer of (i) 30 days after the cure period provided under the Lease to Landlord, (ii) 30 days from Landlord’s receipt of Tenant’s notice to Administrative Agent of a Landlord default, or (iii) if the cure of such default requires possession of the Property, 30 days after Administrative Agent has obtained possession of the Property; provided that, in each case, if such default cannot reasonably be cured within such 30-day period and Administrative Agent has diligently commenced to cure such default promptly within the time contemplated by this Agreement, such 30-day period shall be extended for so long as it shall require Administrative Agent, in the exercise of due diligence, to cure such default, but, unless the parties otherwise agree, in no event shall the entire cure period be more than 120 days. Tenant acknowledges that Administrative Agent is not obligated to cure any Landlord default, but if Administrative Agent elects
3

to do so, Tenant agrees to accept cure by Administrative Agent as that of Landlord under the Lease and will not exercise any right or remedy under the Lease for a Landlord default. Performance rendered by Administrative Agent on Landlord’s behalf is without prejudice to Administrative Agent’s rights against Landlord under the Security Instrument or any other documents executed by Landlord in favor of Administrative Agent in connection with the Loan.
6.Right to Purchase. Tenant covenants and acknowledges that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Property or the real property of which the Property is a part, or any portion thereof or any interest therein and to the extent that Tenant has had, or hereafter acquires any such right or option, the same is hereby acknowledged to be subject and subordinate to the Security Instrument and is hereby waived and released as against Administrative Agent.
7.Miscellaneous.
(a)Notices. All notices and other communications under this Agreement are to be in writing and addressed as set forth below such party’s signature hereto. Default or demand notices shall be deemed to have been duly given upon the earlier of: (i) actual receipt; (ii) one (1) business day after having been timely deposited for overnight delivery, fee prepaid, with a reputable overnight courier service, having a reliable tracking system; (iii) one (1) business day after having been sent by telecopier (with answer back acknowledged) provided an additional notice is given pursuant to (ii); or (iv) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by certified mail, postage prepaid, return receipt requested, and in the case of clause (ii) and (iv) irrespective of whether delivery is accepted. A new address for notice may be established by written notice to the other parties; provided, however, that no address change will be effective until written notice thereof actually is received by the party to whom such address change is sent.
(b)Entire Agreement; Modification. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior discussions, representations, communications and agreements ( oral or written). This Agreement shall not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.
(c)Binding Effect:, Joint and Several Obligations. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, and assigns, whether by voluntary action of the parties or by operation of law. No Indemnitor may delegate or transfer its obligations under this Agreement.
4

(d)Unenforceable Provisions. Any provision of this Agreement which is determined by a court of competent jurisdiction or government body to be invalid, unenforceable or illegal shall be ineffective only to the extent of such determination and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.
(e)Duplicate Originals:, Counterparts. This Agreement may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed Agreement even though all signatures do not appear on the same document.
(f)Construction of Certain Terms. Defined terms used in this Agreement may be used interchangeably in singular or plural form, and pronouns shall be construed to cover all genders. Article and section headings are for convenience only and shall not be used in interpretation of this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision; and the word “section” refers to the entire section and not to any particular subsection, paragraph of other subdivision; and “Agreement” and each of the Loan Documents referred to herein mean the agreement as originally executed and as hereafter modified, supplemented, extended, consolidated, or restated from time to time.
(g)Governing Law. This Agreement shall be interpreted and enforced according to the laws of the State where the Property is located (without giving effect to its rules governing conflict of laws).
(h)Consent to Jurisdiction. Each party hereto irrevocably consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action arising with respect to this Agreement and waives all objections which it may have to such jurisdiction and venue.
(i)WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT.
[NO FURTHER TEXT ON THIS PAGE]
5

IN WITNESS WHEREOF, this Agreement is executed this ______ day of ____________, 2015.

TENANT:

By:
Name:
Title:

Tenant Notice Address:

Attn:
[Signatures continue on next page.]
6

LANDLORD:
BOP 1801 CALIFORNIA STREET LLC
BOP 1801 CALIFORNIA STREET II LLC

By:
Name:
Title:
Landlord Notice Address:
BOP 1801 California Street LLC
BOP 1801 California Street II LLC
1801 California Street, Suite 280
Denver, Colorado 80202
Attn:   Property Manager

With a copy to:	BOP 1801 California Street LLC
BOP 1801 California Street II LLC
33 South Sixth Street, Suite 4640
Minneapolis, Minnesota 55402
Attn: Legal Department
[Signatures continue on next page.]
7

ADMINISTRATIVE AGENT:
ROYAL BANK OF CANADA

By:
Name:
Title:
[TO BE CONFIRMED]
Administrative Agent Notice Address:
Royal Bank of Canada
20 King Street West, 4th Floor
Toronto, Ontario M5H 1 C4
Attn:  Manager, Agency Services Group
Fax:   (416) 842-4023
With copies to:
Royal Bank of Canada
200 Bay Street - Royal Bank Plaza
South Tower, 12th Floor
Toronto, Ontario M5J 2W7
Attn:  Hogan Mak
Facsimile No.:  (416) 842-4020
and
Royal Bank of Canada
Three World Financial Center, 12th Floor
New York, New York 10166
Attn:  Joshua Freedman
Facsimile No.:  (212) 428-6460
and
Hunton & Williams LLP
200 Park A venue
New York, New York 10166
Attention:     Brett L. Gross, Esq.
Facsimile No.:  (212) 954-5103
8

Notary Acknowledgement for Tenant:

STATE OF	)
	)	ss.:
COUNTY OF	)
On this, the ____ day of __________, 2015, before me, the undersigned Notary Public, personally appeared __________________________ known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of ____________________ in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.
IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
9

Notary Acknowledgement for Landlord:

STATE OF	)
	)	ss.:
COUNTY OF	)
On this, the ____ day of _____________, 2015, before me, the undersigned Notary Public, personally appeared David Sternberg, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of BOP 1801 California Street LLC and BOP 1801 California Street II LLC in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.
IN WITNESS WHEREOF, I have hereunto set my hand and official seal.
Notary Public

Notary Public
10

Notary Acknowledgement for Administrative Agent:

STATE OF	)
	)	ss.:
COUNTY OF	)
On this, the ____ day of _____________, 2015, before me, the undersigned Notary Public, personally appeared __________________________ known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and who acknowledged to me that he/she is an officer of ROY AL BANK OF CANADA in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.
IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
11

EXHIBIT E
EXHIBIT 1
Legal Description
PARCEL A:
A PARCEL OF LAND BEING ALL OF LOTS 10 TO 23 AND A PORTION OF LOTS 7 TO 9, 24, 25 AND 26, AND A PORTION OF ADJACENT VACATED ALLEY, ALL IN BLOCK 142, EAST DENVER, THE PLAT OF WHICH IS RECORDED IN PLAT BOOK 1, PAGE 1, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
BEGINNING AT THE MOST EASTERLY CORNER OF SAID BLOCK 142; THENCE SOUTHWESTERLY ALONG THE SOUTHEASTERLY LINE OF SAID BLOCK 142, A DISTANCE OF 192.91 FEET TO THE TRUE POINT OF BEGINNING; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00” FROM PREVIOUSLY MENTIONED COURSE, A DISTANCE OF 0.59 FEET: THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 13.46 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 22.05 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 45°00’00”, A DISTANCE OF 14.95 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 37.45 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 45°00’00”, A DISTANCE OF 2.23 FEET; THENCE ON A DEFLECTION ANGLE TO. THE LEFT OF 45°00’00”, A DISTANCE OF 31.36 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 2.12 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 45°00’00”, A DISTANCE OF 78.13 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 1.00 FOOT; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 3.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 1.00 FOOT; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 20.95 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 1.00 FOOT; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 3.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 1.00 FOOT; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 19.42 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 1.00 FOOT; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 3.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 27.11 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00, A DISTANCE OF 1.00 FOOT; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 2.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 1.00 FOOT; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 19.60 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 9.16 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 0.50 FEET TO A POINT ON THE NORTHWESTERLY LINE OF SAID BLOCK 142; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, ALONG SAID NORTHWESTERLY LINE, A DISTANCE OF 200.53 FEET TO THE WESTERLY CORNER OF SAID BLOCK 142; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’ 17”, ALONG THE SOUTHWESTERLY LINE OF SAID BLOCK 142, A DISTANCE OF 266.50 FEET TO THE SOUTHERLY CORNER OF SAID BLOCK 142; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 89°59’43”, ALONG SAID SOUTHEASTERLY LINE OF BLOCK 142, A DISTANCE OF 208.37 FEET TO THE TRUE POINT OF BEGINNING; TOGETHER WITH THE FOLLOWING DESCRIBED PARCEL:
Exhibit 1, Page 1 of 3

EXHIBIT E
PARCEL B:
A PORTION OF LOTS 25 AND 26, BLOCK 142, EAST DENVER, THE PLAT WHICH IS RECORDED IN PLAT BOOK 1, PAGE 1, LYING BELOW DENVER DATUM ELEVATION 60.3, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
BEGINNING AT THE MOST EASTERLY CORNER OF SAID BLOCK 142; THENCE SOUTHWESTERLY ALONG THE SOUTHEASTERLY LINE OF SAID BLOCK 142, A DISTANCE OF 192.91 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 0.59 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 13.46 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 22.05 FEET TO THE TRUE POINT OF BEGINNING; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, FROM PREVIOUSLY MENTIONED COURSE, A DISTANCE OF 10.75 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 7.35 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 7.60 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 14.95 FEET TO THE TRUE POINT OF BEGINNING;
TOGETHER WITH THE FOLLOWING DESCRIBED PARCEL: PARCELC:
PARCEL C:
A PORTION OF LOTS 7 AND 8, BLOCK 142, EAST DENVER, THE PLAT OF WHICH IS RECORDED IN PLAT BOOK 1, PAGE 1, LYING BELOW DENVER DATUM ELEVATION 46.8, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE MOST EASTERLY CORNER OF SAID BLOCK 142; THENCE SOUTHWESTERLY ALONG THE SOUTHEASTERLY LINE OF SAID BLOCK 142, A DISTANCE OF 192.91 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 0.59 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 13.46 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 22.05 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 45°00’00”, A DISTANCE OF 14.95 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 37.45 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 45°00’00”, A DISTANCE OF 2.23 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 31.36 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 2.12 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 45°00’00”, A DISTANCE OF 56.46 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG THE PREVIOUSLY MENTIONED COURSE, A DISTANCE OF 21.67 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 2.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 3.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 2.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 20.95 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00’, A DISTANCE OF 2.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 3.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 2.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 19.42 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 2.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 3.00 FEET; THENCE ON
Exhibit 1, Page 2 of 3

EXHIBIT E
A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 3.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 45°00’00”, A DISTANCE OF 23.81 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 135°00’00”, A DISTANCE OF 31.34 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 12.67 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 45°00’00”, A DISTANCE OF 13.20 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 90°00’00”, A DISTANCE OF 5.47 FEET; THENCE ON A DEFLECTION ANGLE TO THE LEFT OF 45°00’00”, A DISTANCE OF 7.46 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 62.00 FEET; THENCE ON A DEFLECTION ANGLE TO THE RIGHT OF 90°00’00”, A DISTANCE OF 15.50 FEET TO THE TRUE POINT OF BEGINNING.
PARCEL D:
UNIT II, BLOCK 142, MARRIOD PARKING GARAGE, ACCORDING TO THE CONDOMINIUM DECLARATION RECORDED DECEMBER 23, 1981 IN BOOK 2504 AT PAGE 275 AND THE CONDOMINIUM MAP RECORDED DECEMBER 23, 1981 IN MAP BOOK 20 AT PAGE 56.
PARCEL E:
THE BENEFICIAL INTEREST GRANTED BY REVOCABLE PERMIT OR LICENSE ALL WITHIN THE AREAS PERMIDED BY ORDINANCE NO. 120, SERIES OF 1981, OF THE CITY AND COUNTY OF DENVER, RECORDED JULY 13, 1981 IN BOOK 2409 AT PAGE 634.
PARCEL F:
THE EASEMENTS AND RIGHTS APPURTENANT TO THE BENEFITING PARCELS A, B AND C, AND THE EASEMENTS AND RIGHTS APPURTENANT TO THE BENEFITING PARCEL D, AS GRANTED BY EASEMENT AND COMMON WALL AGREEMENT RECORDED DECEMBER 23, 1981 IN BOOK 2504 AT PAGE 258 AND RE-RECORDED DECEMBER 29, 1981 IN BOOK 2506 AT PAGE 191 AND AS AMENDED BY INSTRUMENT RECORDED MAY 25, 1982 IN BOOK 2589 AT PAGE 491.
Exhibit 1, Page 3 of 3